Exhibit 10.6

February 8, 2012

ZEPHYR FARMS LIMITED

as Borrower

and

SAMSUNG HEAVY INDUSTRIES CO., LTD.

as Lender

CREDIT AGREEMENT

relating to

10 MW Wind Generation Facility in Brooke-Alvinston Township, Lambton County, Ontario

CONTENTS

CLAUSE			PAGE

	23.2	Other Indemnities	52

24.	EVIDENCE AND CALCULATIONS		52

	24.1	Calculations	52

25.	WAIVERS AND AMENDMENTS		52

	25.1	Waivers and Remedies Cumulative	52
	25.2	Amendments	53

26.	CHANGES TO THE PARTIES		53

	26.1	Transfers by Borrower	53
	26.2	Transfers by the Lender	53
	26.3	No Extra Cost	53

27.	DISCLOSURE OF INFORMATION		53

28.	SET-OFF		54

29.	SEVERABILITY		54

30.	COUNTERPARTS		54

31.	NOTICES		54

	31.1	Giving of Notices	54
	31.2	Addresses for Notices	55

32.	LANGUAGE		55

33.	JURISDICTION		56

	33.1	Submission	56
	33.2	Forum Convenience and Enforcement Abroad	56
	33.3	Non-Exclusivity	56

34.	GOVERNING LAW		56

35.	ENTIRE AGREEMENT		56

SCHEDULE 1 CONDITIONS PRECEDENT			1

SCHEDULE 2 MATERIAL GOVERNMENT APPROVALS REQUIRED TO BE OBTAINED ON OR PRIOR TO THE DRAWDOWN DATE			3

SCHEDULE 3 REPAYMENT SCHEDULE			4

SCHEDULE 4 FORM OF DRAWDOWN NOTICE			5

THIS CREDIT AGREEMENT is dated as of [—] 2010 and made

AMONG

(1)	ZEPHYR FARM LIMITED, a corporation organized and existing under the laws of Ontario, Canada with a principal place of business at 2700 Matheson Blvd. East, Suite 300, West Tower, Mississauga, Ontario, as borrower (the “Borrower” which term shall include its successors, permitted transferees and permitted assigns); and

(2)	SAMSUNG HEAVY INDUSTRIES CO., LTD., a corporate established and existing under the laws of the Republic of Korea, having its registered offices at Samsung Life Insurance Seocho Tower 1321-15, Seocho-Dong, Seocho-Gu, Seoul 137-857, Korea, as lender (the “Lender” which term shall include its successors, permitted transferees and permitted assigns).

WHEREAS:

(A)	The Borrower is the owner of a 10 MW wind power project in Brooke-Alvinston Township, Lambton County, Ontario. Canada (the “Project”);

(B)	The Borrower and the Lender entered into a certain Credit Advance Agreement and a Term Sheet of Credit Agreements, each dated June 30, 2010 (collectively, the “Advance Agreements” as amended from time to time), for the financing of the Project whereby the Lender agreed to make available a credit facility and other financial accommodations to the Borrower;

(C)	The Borrower, Oneworld Energy Inc. (the “Guarantor”), Green Breeze Energy Inc. (“GBE”) and the Lender entered into a certain Letter Agreement on July 19, 2010 (the “Letter Agreement” as amended from time to time and together with the Advance Agreements, the “Credit Advance Agreement”) supplementing the Credit Advance Agreement;

(D)	Pursuant to the Credit Advance Agreement, Draw Down 1, Draw Down 2 and Draw Down 3 (as such terms are defined in the Credit Advance Agreement) in the amounts of CAD 631,948, CAD 252,952 and CAD 460,900, respectively, were made available to the Borrower by the Lender on July 22, 2010, August 20, 2010 and September 15, 2010, respectively (collectively, the “Advance Facilities”);

(E)	As a condition precedent to the effectiveness of the Credit Advance Agreement, the Guarantor entered into a Guarantee Agreement on July 20, 2010 in favor of the Lender (the “Guarantee”);

(F)	As security for the Guarantor’s obligation under the Guarantee, the Borrower, the Lender, the Guarantor and Oneworld Solar Corp. entered into a Pledge Agreement on July 20, 2010 (the “Pledge Agreement”) whereby the Guarantor pledged the outstanding Equity Securities (as defined therein) of Oneworld Solar Corp. to the Lender; and

(G)	This Agreement is intended replace the Credit Advance Agreement in its entirety.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement save as otherwise specifically provided the following terms have the following meanings:

“Abandonment”	means:

(a) any abandonment of the Project; or

(b) placing the entire Project on a “care and maintenance” only basis for a period in excess of forty-five (45) days (for this purpose, a "care and maintenance only basis” means the Borrower ceasing all generation of energy by the Project and performing only essential maintenance designed to preserve the integrity and operability of the Project Assets).

“Additional Project Document”	means any agreement entered into by, and creating rights in favour of or obligations on, the Borrower in connection with the Project (other than a Major Project Document) which agreement has a term of two (2) years or more, or, is of an aggregate value in excess of CAD 100 000.

“Advance”	means a cash advance under the Facility made pursuant to this Agreement.

“Affiliate”	means with respect to a specified person, a Subsidiary or a Holding Corporation of that person or any other Subsidiary of that Holding Corporation.

“Ancillary Facilities”	means all parts of the Plant other than the Generating Facility.

“Applicable Accounting Standards”	means generally accepted accounting principles as in effect from time to time in Canada.

“Applicable Law”	means any law (including any customary law), constitutional law, any statute, regulation, resolution, rule, treaty (having the force of law), ordinance, order, decree or directive and any official interpretation of any of the foregoing (whether or not having the force of law but, if not having the force of law, being such that compliance therewith would customarily be required) by any relevant Governmental Authority, now or at any time in effect.

“Availability Period”	means the period commencing on the date of effectiveness of this Agreement and ending on the earlier of:

(a) the date on which the Facility is fully drawn, cancelled or terminated under the provisions of this Agreement; and

(b) June 30, 2012

“Advance Facilities”	means the facilities that were made available to the Borrower by the Lender prior to the date of this Agreement in the aggregate amount of CAD 1,345,800 pursuant to the Credit Advance Agreement;

“Break Costs”	means the amount (if any) by which:

(a) the interest which the Lender should have received for the period from the date of receipt of all or any part of its participation in the Facility or Unpaid Sum to the last day of the current Interest Period in respect of the Facility or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or any Unpaid Sum received by it on deposit with a leading bank in the Canadian interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day”	means a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are generally open for business in Seoul and Ontario.

“CAD” or “Canadian Dollar”	means the lawful currency of Canada.

“Capital Asset”	means a tangible asset not bought or sold in the ordinary course of business.

“Capital Expenditure”	for any period, means the amount payable by the Borrower during that period in respect of:

(a) the purchase price of a Capital Asset;

(b) rental payments (or other forms of consideration paid for land use rights) during that period (including any accelerated rental payment made in accordance with the terms of the relevant lease) in accordance with a lease of a Capital Asset (including rental payments under the Land Agreement); and

(c) any other Project Asset to the extent that the expenditure during that period in respect of that asset would be characterised as a capital expenditure for that period under the Applicable Accounting Standards.

“CIA Agreement”	means the Connection Impact Assessment dated August 21, 2007 between Hydro One Networks Inc. and the Borrower.

“Closing Date”	means the date on which the Borrower satisfies of the documentary conditions precedent in accordance with Clause 5.1 (Conditions Precedent).

“COD”	means the Commercial Operation Date (as defined in the RESOP Contract).

“Commitment”	means, at any relevant time, the maximum amount which the Lender is committed to make available under the Facility, provided that the Advance Facilities shall count towards the Commitment, as adjusted pursuant to the terms of this Agreement.

“Debt Service Reserve Account”	has the meaning given to it in Clause 18.15.

“Default”	means an Event of Default or a Potential Event of Default.

“Drawdown Date”	means the date of each Drawdown.

“Drawdown”	means a drawdown under the Facility.

“Drawdown Notice”	means a notice substantially in the form of Schedule 4 (Form of Drawdown Notice).

“Encumbrance”	means any mortgage, charge, pledge, hypothecation, lien, encumbrance, assignment by way of security or other security interest or any other arrangement having the effect of conferring security or securing any obligation of any person including a conditional sale, hire purchase or finance lease or other title retention agreement or any arrangement whereby rights are subordinated to the rights of a third party.

“Environmental Claim”	means, with respect to the Borrower, any administrative, regulatory or judicial action or any claim, suit, lien, judgment or demand by any other person or any Governmental Authority in relation to the Project, which alleges the Borrower’s liability for costs of investigation, cleanup costs, consultants’ fees, governmental response costs, damage to natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation) or other property, including costs of land acquisition, income restoration and resettlement components for persons affected by the Project, personal injuries, fines or penalties or any other damages in connection with:

(a) the presence or release of any Hazardous Substance at any location, whether or not owned by such person; or

	(b)	circumstances forming the basis of any violation, or alleged violation, of any Environmental Requirement or any Governmental Authorisation issued under any Environmental Requirement.

“Environmental Requirement”	means any Applicable Law relating to any:
	(a)	release, emission, entry or introduction into the air;

	(b)	discharge, release or entry into water including into any river, watercourse, lake, or pond or reservoir, or the surface of the riverbed or of other land supporting such waters, ground waters, sewer or the sea;

	(c)	deposit, disposal, keeping, treatment, importation, exportation, production, transportation, handling, processing, carrying, manufacture, collection, sorting or presence of any Hazardous Substance (including in the case of waste, any substance which constitutes a scrap material or an effluent or other unwanted surplus substance arising from the application of any process or activity (including making it re-usable or reclaiming substances from it));

	(d)	noise;

	(e)	conservation, preservation or protection of the natural or any living organisms supported by the natural environment; or

	(f)	other matter whatsoever directly affecting the natural environment or any part of it.

“Equipment”	means all tangible personal property forming part of the Project Assets.

“Event of Default”	means any event or circumstance specified as such in Clause 20 (Events of Default).

“Facility”	means a credit facility in the aggregate principal amount of CAD 7,305,471 to be extended to the Borrower by the Lender under this Agreement, which includes the Advance Facilities.

“Final Repayment Date”	means the date falling ten (10) years after the COD is achieved.

“Finance Documents”	means:

	(a)	this Agreement, the Guarantee, the Limited Recourse Guarantee and Pledge Agreement and the General Security Agreement; and

	(b)	any other document (whenever executed) designated as such in writing by the Lender,

in each case, for so long as the rights and obligations expressed to be created thereunder remain (actually or contingently) to be exercised or performed.

“Financial Indebtedness”	means, with respect to any designated person:

	(a)	indebtedness for borrowed money or the deferred purchase price of property or services (excluding obligations under agreements for the purchase of goods and services in the normal course of business where the due date for payment under such agreement is not more than one hundred and eighty (180) days after the expiry of the period customarily allowed by the relevant supplier, but including obligations under agreements relating to the issuance of performance bonds, letters of credit or acceptance financing);

	(b)	obligations as lessee under leases that have been recorded as capital leases in accordance with Applicable Accounting Standards (but excluding, for the avoidance of doubt, any obligation arising under the Land Agreement);

	(c)	subject to paragraph (a) above, obligations (whether matured or contingent) with respect to any letters of credit issued for the account of such person;

	(d)	indebtedness and obligations under any bond or other debt security or financial instrument issued by such person;

	(e)	obligations under direct or indirect guarantees or indemnities or other contingent liabilities in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in this definition;

	(f)	all obligations of any other person secured by a lien on any property owned by such person (whether or not such obligations have been assumed by that person);

	(g)	any amounts raised or liabilities arising under any transaction having the commercial effect of a borrowing or raising of money;

(h) indebtedness and obligations under any currency or interest swap, cap or other arrangement or other derivative instrument;

(i) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(j) any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; and

(k) any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date under the Facility.

“First Repayment Date”	means the date falling six (9) months after the COD is achieved.

“General Security Agreement”	means the general security agreement to be entered into on or before the date hereof between the Borrower and the Lender.

“Generating Facility”	means all Generating Units and related towers.

“Generating Unit”	means each of the generating units forming part of the Project, each comprising a wind turbine generator, Turbine Equipment, Balance of Plant and ancillary equipment, described further in Attachment 1, Table 1 to the Turbine Supply Agreement.

“Governmental Authorisation”	means any authorisation, approval, consent, concession, decree, permit, waiver, exemption or approval from, or filing with, any relevant Governmental Authority.

“Governmental Authority”	means, in relation to any local or foreign country or province, any ministry, department, instrumentality, agency, authority or commission of such country or province.

“Guarantee”	has the meaning given to it in the Recitals.

“Hazardous Substance”	means a hazardous substance, waste, pollutant, contaminant or material subject to regulation as such under any Environmental Requirement.

“Helimax Agreement”	means the Purchase Order dated June 29, 2010 between Helimax Energy Inc. and the Borrower regarding the provision of services and deliverables as per Proposal No. 2010-016-PD (as defined therein).

“Holding Corporation”	means, in relation to any corporation, any other corporation of which the first mentioned corporation is a Subsidiary.

“Initial Drawdown”	means the first Drawdown under the Facility on or after the date of this Agreement.

“Initial Drawdown Date”	means the date of the Initial Drawdown.

“Interest Payment Date”	means the last day of an Interest Period.

“Interest Period”	means, in relation to any Advance or the Facility, an interest period ascertained in accordance with Clause 9 (Interest Periods).

“KEXIM”	means the Export-Import Bank of Korea.

“Land Agreement”	means the Option to Lease dated May 1, 2008 between the Borrower and Minten Family Farms Ltd. and the Indenture of Lease dated March 29, 2010 between the Borrower and Minten Family Farms Ltd., as amended, modified and supplemented from time to time.

“Legal Reservations”	means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation or other laws generally affecting the rights of creditors;

(b) the time barring of claims under the limitation acts, the possibility that an undertaking to assume liability for or to indemnify against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c) similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d) such other reservations, assumptions or qualifications as to matters of law of general application as have been made in legal opinions addressed and delivered to the Lender pursuant to any Finance Document.

“Limited Recourse Guarantee and Pledge Agreement”	means the Limited Recourse Guarantee and Pledge Agreement dated July 20, 2010 among the Borrower, the Lender and GBE, as amended, modified and supplemented from time to time.

“Major Project Documents”	means, collectively, the Turbine Supply Agreement, the O&M Agreement, the RESOP Contract, the CIA Agreement, the Land Agreement, the Stantec Agreement and the Helimax Agreement and any agreement replacing any of the above listed agreements or designated as a Major Project Document by the Lender with the approval of the Borrower (such approval not to be unreasonably withheld or delayed).

“Material Adverse Effect”	means an effect which is material and adverse to:

(a) the ability of the Borrower, a Shareholder or a Guarantor to perform its obligations under any Transaction Document to which it is a party;

(b) the business or financial condition, operations or properties (taken as a whole) of the Borrower;

(c) the ability of the Lender to exercise its rights and remedies under any Finance Document, including the ability to enforce any security constituted or intended to be constituted under the Security Documents or to the value of any such security;

(d) the legality, validity, or enforceability of any Finance Document or Major Project Document; or

(e) the ability of any counterparty to any Major Project Document to observe and perform its material obligations under any Major Project Document to which it is a party.

“Material Government Approvals”	means the permits, licences and approvals listed in Schedule 2 (Material Government Approvals) and any permit, licence or approval replacing any of the permits, licences and approvals listed in Schedule 2 (Material Government Approvals) or designated as a Material Government Approval by the Lender acting reasonably after consultation with the Borrower.

“Notice of Default”	has the meaning given to it in Clause 20.19 (Remedies).

“O&M Agreement”	means the operations and maintenance agreement to be entered into pursuant to Clause 18.16 (O&M Agreement and O&M Contractor), as amended, modified or supplemented from time to time between the Borrower and the O&M Contractor.

“O&M Contractor”	means the contractor under the O&M Agreement as agreed by the Parties.

“O&M Services”	has the meaning given to it in Clause 18.16 (O&M Agreement and O&M Contractor).

“Obligations”	shall mean all obligations of the Borrower and the

Guarantor now existing or hereinafter arising, direct or indirect, absolute or contingent, due or to become due, under the Finance Documents, including (and without duplication) in respect of (i) the principal of and interest on the Facility and all other obligations, advances, debts and liabilities of the Borrower and the Guarantor (including indemnities, fees, interest and Break Costs and all other costs and expenses incurred under, arising out of or in connection with the Facility, this Agreement, or any other Finance Document (whether or not evidenced by any note or instrument and whether or not for the payment of money), (ii) any and all sums advanced by the Lender in order to preserve its interest in any Permitted Security Interest and (Hi) in the event of any proceedings for the collection or enforcement of the Obligations, after an Event of Default shall have occurred and be continuing and unwaived, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realising any asset which is the subject of the General Security Agreement, or of any exercise by the Lender of its rights under the General Security Agreement, together with reasonable legal fees and court costs.

“Obligor”	means the Borrower and the Guarantor.

“Official”	means a person holding an office in any Governmental Authority.

“Operators”	means the O&M Contractor or such other operator appointed by the Borrower with the prior written approval of the Lender.

“Party”	means the Lender or the Borrower.

“Permitted Indebtedness”	means, in respect of the Borrower:

(a) Financial Indebtedness of the Borrower secured by Permitted Security Interests;

(b) Financial Indebtedness under the Project Documents and the Finance Documents;

(c) accounts payable and other amounts payable in the ordinary course of business and incurred for the construction, operation and maintenance of the Project, provided that such indebtedness is payable within ninety (90) days of being incurred;

(d) other Financial Indebtedness which does not exceed, when aggregated with the amount of all Financial Indebtedness of the Borrower referred to in paragraph (e) of this definition or secured by Permitted Security Interests created in accordance with paragraph (c) of the definition of “Permitted Security Interests”, CAD 100,000 or its equivalent in the aggregate;

	(e)	Financial Indebtedness under agreements relating to the issuance of performance bonds, letters of credit or acceptance financing where, in each case, such obligations are for a term of less than ninety (90) days and are entered into in the normal course of business provided that such Financial Indebtedness does not exceed, when aggregated with the amount of all Financial Indebtedness of the Borrower referred to in paragraph (d) of this definition or secured by Permitted Security Interests created in accordance with paragraph (c) of the definition of “Permitted Security Interests”, CAD 100,000 or its equivalent in the aggregate; and

	(f)	Loans borrowed from KEXIM to fund the development work, preparation for the construction, construction and commissioning of the Project, in the amount not exceeding CAD15,434,529 (the “KEXIM Loan”).

“Permitted Investments”	means CAD-denominated;

	(a)	fixed or savings deposits, promissory notes, certificates of deposit, commercial papers or bills of exchange in each case with, issued or unconditionally guaranteed or accepted by any entity set out in a list to be agreed between the Lender and the Borrower from time to time;

	(b)	bonds of, or guaranteed by, the Government of Korea;

	(c)	corporate bonds listed on a recognised exchange with a minimum rating of A- by Standard & Poor’s or A3 by Moody’s or an equivalent rating by another recognised credit rating agency provided that the aggregate value of such bonds at any given time shall not exceed twenty percent (20%) of the total value of Permitted Investments at that time;

	(d)	money market funds or open-end mutual funds, substantially all the assets of which are comprised of deposits or securities of the types described in paragraphs (a), (b) or (c) above; and

	(e)	any other CAD-denominated investment in instruments approved by the Lender,

provided that no instrument shall be a Permitted Investment unless a first-priority, perfected security interest therein can be granted.

“Permitted Security Interests”	means any of the following:
	(a)	those Encumbrances arising under the Security Documents or in relation to the KEXIM Loan;

	(b)	those Encumbrances arising by operation of law in the ordinary course of the Borrower’s business provided that the same are in respect of obligations which have not been due for more than forty-five (45) days or which are being contested in good faith and, in either case, for which appropriate segregated reserves have been established;

	(c)	any Encumbrance on Project Assets, which Project Assets are neither necessary for, nor integral to, the construction, operation or maintenance of the Project as a whole and which encumbrance is created, in the ordinary course of the Borrower’s business, solely (i) as security for the payment of all or part of the purchase price thereof or (ii) as security for the repayment of indebtedness incurred to finance the purchase thereof or (iii) for the purpose of providing the Borrower with the use, possession and/or enjoyment of the relevant Project Assets and, in any such case, for or in respect of an amount not exceeding (when aggregated with all similar amounts in respect of which Encumbrances exist pursuant to this paragraph (c)) CAD 100,000 or its equivalent in the aggregate;

	(d)	any Encumbrance which is a result of a court order or judgment that is not yet final or is being contested or is discharged within forty-five (45) days of its creation (and for which, in each case, appropriate segregated reserves have been established);

	(e)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements in respect of a local accounts; and

	(g)	any other security interests expressly permitted under the Finance Documents;

	(h)	liens for Taxes, rates, assessments or other governmental charges or levies not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by the Borrower;

	(i)	undetermined or inchoate liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised and of which none of the Lender has been given notice, or that relate to obligations not due or payable, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by the Borrower;

(j)	reservations, limitations, provisos and conditions expressed in any original grant from the Crown or other grants of real or immovable property, or interests therein, that do not materially affect the use of the affected land for the purpose for which it is used by the Borrower;

(k)	licences, easements, rights-of-way and rights in the nature of easements (including licences, easements, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) that do not materially impair the use of the affected land for the purpose for which it is used by the Borrower;

(l)	title defects, irregularities or other matters relating to title that are of a minor nature and that in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by the Borrower;

(m)	the right reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit acquired by the Borrower or by any statutory provision to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(n)	the Encumbrance resulting from the deposit of cash or securities to in connection with contracts, tenders or expropriation proceedings, or to secure workmen’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, liens and claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens, and public, statutory and other like obligations incurred in the ordinary course of business;

(o)	security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of the Borrower in the ordinary course of its business; and

(p) purchase-money security interests (as defined in the PPSA) granted by the Borrower.

“Plant”	means the 10 MW (gross) wind farm power generating facility to be constructed and owned by the Borrower comprising the Generating Facility and the buildings, plant, equipment, machinery, spare parts, transmission facilities and other facilities used or intended for use in connection with the Project and necessary to generate and transport the electricity generated by the Generating Facility to any purchaser of electricity, any ancillary facilities thereto, and all additions and modifications thereto.

“Potential Event of Default”	means any event or circumstance which, with the giving of notice, the making of any determination by the Lender (where the factual circumstances permit the making of such determination) or the expiry of any grace period (or any combination of the above), would become an Event of Default.

“PPSA”	means the Personal Property Security Act (Ontario).

“Pro Forma Income and Cash Flow Statement”	means the pro forma income and cash flow statement of the Borrower dated the date of the execution of this Agreement;

“Project”	has the meaning given to it in the Recitals.

“Project Assets”	means all assets from time to time owned (whether legally or beneficially) by the Borrower or used and/or enjoyed by the Borrower in connection with the Project, including:

(a) the Generating Units and the Sites;

(b) all property and rights (whether tangible or not and whether real or personal), processing, handling and related facilities and equipment (whether movable or not) and all other improvements and property located on the Sites and title (whether legal or beneficial) to which is held by the Borrower; and

(c) all facilities and equipment and all other property, assets and rights (whether tangible or not and whether real or personal) constructed or acquired from time to time by the Borrower for the conduct of the Project.

“Project Documents”	means:

(a) the Major Project Documents; and

(b) any Additional Project Documents.

“Project Insurances”	means the insurances and reinsurances required to be taken out in accordance with this Agreement.

“Prudent Utility Practices”	means the practices, methods and acts engaged in or accepted by a significant portion of the international electric generating industry for facilities or equipment similarly situated to the Project that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would be expected to accomplish the desired result in respect of the design, engineering, construction, operation and maintenance of the facilities or equipment associated with the Project, in a manner consistent with Applicable Law, Material Government Approvals, reliability, safety, economy, environmental protection, Environmental Requirements and the construction, operation and maintenance standards recommended by the Project’s equipment suppliers and manufacturers.

“REA Permit”	means the Renewable Energy Approval (REA) permit.

“Relevant Jurisdiction”	means, in relation to a corporation:

(a) its jurisdiction of incorporation; or

(b) any jurisdiction where it conducts its business.

“Repayment Date”	means each date on which an instalment of the Facility is to be repaid pursuant to Clause 7 (Repayment), provided that the first Repayment Date shall occur on the First Repayment Date specified in the definition of “First Repayment Date”.

“Repayment Instalment”	means each instalment for repayment of the Facility.

“Repayment Schedule”	means the schedule for repayment of the Facility as set out in Schedule 3 (Repayment Schedule), which may be revised by mutual agreement of the Parties in case achievement of the COD is delayed beyond May 1, 2012.

“RESOP Contract”	means the Renewable Energy Standard Offer Program Contract (RESOP # 11836) dated June 5, 2008 between the Borrower and the Ontario Power Authority and Renewable Energy Standard Offer Program Contract Standard 200-Day Extension to Third Anniversary Date Amending Agreement dated June 5, 2011 and Renewable Energy Standard Offer Program Contract Standard 300- Day Extension To Applicable Third Anniversary Date - Further Amending Agreement dated September 23,2011.

“Secured Party”	means the Lender.

“Security Documents”	means each of the General Security Agreement, the Pledge Agreement and the Limited Recourse Guarantee and Pledge Agreement and any other document executed from time to time by any person as a further guarantee of or security for all or any part of the Obligations.

“Shareholder”	means GBE and any entities that become “Shareholders” pursuant to the express provisions of Clause 19.1 (Shares and Dividends).

“Sites”	means the sites on which the Project is conducted.

“Stantec Agreement”	means the Professional Services Agreement between the Borrower and Stantec Consulting Ltd.

“Subsidiary”	means, in relation to any corporation or entity, any corporation or entity:

(a) which is controlled, directly or indirectly, by the first-mentioned corporation or entity;

(b) of which more than fifty percent (50%) of the issued share capital or equivalent right of ownership is beneficially owned, directly or indirectly, by the first-mentioned corporation or entity; or

(c) which is a subsidiary of another subsidiary (within this definition) of the first-mentioned corporation or entity,

and, for these purposes, a corporation or entity is treated as being “controlled” by a corporation or entity if that other corporation or entity is able to direct its affairs and/or to control a majority of the composition of its board of directors or equivalent body, in each case, whether by contract or otherwise.

“Tax”	means any tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other Governmental Authority in any relevant jurisdiction which is in the nature of tax and includes any interest, penalty or other charge payable in respect thereof, and “Taxation” shall be construed accordingly.

“Total Loss”	means (a) any damage to all or substantially all of the Plant or Ancillary Facilities which results in (i) an insurance settlement with respect thereto on the basis of a total loss, or (ii) a constructive total loss (which, for the purpose of this Agreement, shall mean the loss of utility of 80% or more of the generating capacity of the Project) or agreed total loss, in each case of this clause (a)(ii) pursuant to the terms of and conditions of the insurance maintained by the Borrower (or any operator or contractor) in respect thereof, or (b) any other damage to all or substantially all of the Plant or Ancillary Facilities which results or will result in the Plant being permanently unfit for use.

“Transaction Documents”	means the Finance Documents and the Project Documents.

“Turbine”	means a wind turbine as described in Attachment 1, Table 1 of the Turbine Supply Agreement.

“Turbine Equipment”	has the meaning given in the Turbine Supply Agreement.

“Turbine Supply Agreement”	means the wind turbine generator (WTG) supply agreement dated June 30, 2010 between the Borrower and the Lender.

“Unpaid Sum”	means any sum due and payable but unpaid by an Obligor under the Finance Documents.

1.2	Construction

In this Agreement, unless the context requires otherwise, any reference to:

“agreed form”	in reference to a document, means that a document which is previously agreed in writing by or on behalf of the Borrower and the Lender;

“amendment”	includes an amendment, supplement, novation, re-enactment, replacement, restatement or variation and “amend” will be construed accordingly;

“asset”	includes any present or future asset, revenue, property or right and includes uncalled capital;

“authorisation”	includes any approval, consent, licence, permit, franchise, permission, registration, resolution, direction, declaration or exemption;

“currency”	is a reference to the lawful currency for the time being of the relevant country;

“disposal”	means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary and whether pursuant to a single transaction or a series of transactions, and “dispose” will be construed accordingly;

“enforce”	together with all grammatical variations thereof, includes all methods of enforcement or suit and includes the taking of any of the actions referred to in Clause 20.19 (Remedies) hereof;

“including” or “includes”	means including or includes without limitation;

“indebtedness”	includes any obligation for the payment or repayment of money, whether present or future, actual or contingent, and whether incurred as principal or as surety;

“law” or “regulation”	includes any constitutional provision, treaty, convention, statute, act, law, directive, decree, ordinance, subsidiary or subordinate legislation, order, rule or regulation having the force of law and any rule of civil or common law or equity;

“order”	includes any judgment, injunction, decree, determination or award of any court, arbitration or administrative tribunal;

“outstanding”	means, when used in relation to a guarantee, the actual principal amount disbursed and outstanding at that time under this Agreement in respect of which such guarantee has been granted;

“person”	includes any individual, corporation, body corporate or incorporate or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency of any of the foregoing; and

“winding-up”	includes any winding-up, liquidation, dissolution or comparable process in any Relevant Jurisdiction.

1.3	Successors and Assigns

A reference to a person includes, where the context permits, its permitted successors and permitted assigns.

1.4	Miscellaneous

In this Agreement, unless the context requires otherwise:

(a)	Statutes: references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

(b)	Construction: words importing the singular include the plural and vice versa; words importing a gender include the other gender;

(c)	Transaction Documents: references to this Agreement or any other Transaction Document shall be construed as references to this agreement or such document as the same may be amended, supplemented, restated or novated from time to time (as permitted by the Finance Documents);

(d)	Clauses, Etc: references to Clauses, Schedules and Appendices are to clauses of and schedules and appendices to this Agreement and references to this Agreement include its Schedules and Appendices;

(e)	Headings: clause headings are inserted for reference only and shall be ignored in construing this Agreement; and

(f)	Entities: references to any entity may include a reference to any legal state, sovereign government of that state, governmental body or legal or juridical person.

1.5	Supremacy

With respect to the Parties, in the event of any conflict between the terms of this Agreement and the terms of any other Finance Document, this Agreement shall prevail.

2.	THE FACILITY

2.1	Statement of Commitment

Subject to the terms of this Agreement, the Lender agrees to make the Facility available during the Availability Period to the Borrower, provided that the Advance Facilities shall count towards the total Commitment with respect to the Facility.

3.	DRAWDOWN OF ADVANCES

3.1	Drawing of Advances

Subject to the provisions of this Agreement, the Borrower may draw an Advance under the Facility at any time during the Availability Period if:

(a)

the Lender receives, not later than 10:00 a.m. (Seoul time) on a day that is not later than the fifth (5th) Business Day and not earlier than the tenth (10th) Business Day before the proposed Drawdown Date (or at such later time or day as the Lender may approve), a duly completed Drawdown Notice; and

(b)	the amount of the total Advance to be drawn down is not less than CAD100,000 or, in the event the Advance to be drawn down is the final Advance to be drawn down and the total undrawn balance of the Facility is less than CAD100,000, an amount equal to the undrawn balance of the Facility, provided that the Borrower shall not be entitled to submit to the Lender more than two (2) Drawdown Notices in any one calendar month.

3.2	Completion of Drawdown Notice

(a)	For the purposes of Clause 3.1 (Drawing of Advances), a Drawdown Notice will not be regarded as having been duly completed unless:

(i)	the proposed Drawdown Date is a Business Day falling on or before the expiry of the Availability Period; and

(ii)	all of the details required in the Drawdown Notice have been duly inserted.

(b)	Each Drawdown Notice once given to the Lender is irrevocable and will commit the Borrower to draw an Advance in accordance with such Drawdown Notice except as otherwise provided in this Agreement or where the Lender notifies the Borrower that such Drawdown Notice is not valid or one or more conditions precedent to such drawdown have not been met.

3.3	Reliance on Drawdown Notices

The Lender shall be entitled to rely and act upon any Drawdown Notice and any documentation or information provided together with such Drawdown Notice which appears on its face to have been duly completed by the proper authorised person(s) of the Borrower, notwithstanding that such Drawdown Notice, documentation or information proves to be not genuine or otherwise incorrect in any respect.

4.	PURPOSE AND FUNDING

The Borrower will apply the Facility exclusively towards funding the remaining development work, preparation for the construction, construction and commissioning of the Project. Without affecting the obligations of the Borrower in any way, the Lender shall not be obliged (but shall have the right) to monitor or verify the application of the proceeds of any Advance.

5.	CONDITIONS PRECEDENT

5.1	Conditions Precedent

(a)	The obligations of the Lender to disburse funds for the Initial Drawdown on the Initial Drawdown Date shall be subject to the receipt of all the documents and evidence set out in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender (or waived with the consent of the Lender), by no later than two (2) Business Days before the proposed Initial Drawdown Date and the satisfaction of all other conditions set out in Schedule 1 (Conditions Precedent) (or waived with the consent of the Lender).

5.2	Further Conditions Precedent

The obligation of the Lender to participate in an Advance under Clause 2.1 (Statement of Commitment) is subject to the further conditions precedent that on both the date of each Drawdown Notice and each Drawdown Date:

(a)	the representations and warranties in Clause 17 (Representations and Warranties) to be repeated on those dates are correct in all material respects and will be correct in all material respects immediately after the Advance is made;

(b)	no Default is subsisting or will result from the provision of the Advance other than any Default waived in accordance with the provisions of this Agreement; and

(c)	all conditions precedent then required for drawdowns under the Facility have been, and continue to be, satisfied in accordance with the provisions of this Agreement.

6.	AVAILABILITY

6.1	Availability Period

Subject to the terms of this Agreement, the Borrower will be entitled to utilise the Facility during the Availability Period.

6.2	End of Availability Period

Any balance of the Commitments under the Facility that remains undrawn or unutilised, and in respect of which no Drawdown Notice has been delivered, at close of business on the last day on which a Drawdown Notice is permitted to be delivered under this Agreement, shall be automatically cancelled on the last day of the Availability Period.

7.	REPAYMENT

(a)	The Borrower may only repay principal amounts falling due under the Facility in accordance with the terms of this Agreement.

(b)	Principal amounts under the Facility shall be repayable in semi-annual repayments on each semi-annual Repayment Date with the first repayment to be made on the First Repayment Date.

(c)	The Borrower shall repay the Facility in instalments in accordance with the Repayment Schedule. All such repayments shall be made in accordance with this Clause 7 (Repayment) and Clause 12 (Payments) of this Agreement. Notwithstanding the provisions of the Repayment Schedule, if any part of the Facility remains outstanding on the Final Repayment Date, the Borrower shall repay in full such outstanding part of the Facility (together with any unpaid interest and fees payable to the Lender under this Agreement) on the Final Repayment Date.

8.	PREPAYMENT AND CANCELLATION

8.1	Voluntary Prepayment

(a)	Subject to paragraph (b) below, Clause 12 (Payments), and the consent of the Lender, the Borrower may, by giving not less than thirty (30) days’ prior notice to the Lender, prepay any amounts outstanding under the Facility in whole or in part (but, if in part, in a minimum amount of CAD 100,000); provided that no prepayment under this Clause 8.1 (Voluntary Prepayment) shall be permitted unless, before and after giving effect to such prepayment, the Debt Service Reserve Account is fully funded to the extent then required under this Agreement. Any such prepayment shall:

(i)	if made during the Availability Period be applied against the then outstanding Facility on a pro rata basis; and

(ii)	if made after the Availability Period, such prepayment shall be applied against each Repayment Instalment under the Facility on a pro rata basis,

provided that, in case of either paragraph (i) or (ii), no amounts prepaid may be re-borrowed.

8.2	Mandatory Prepayments

(a)	Unless the Lender agrees otherwise, the Borrower shall, following:

(i)	receipt of any Insurance Proceeds (other than proceeds from business interruption, and advance loss of profit insurance) following:

(A)	a Total Loss; or

(B)	the Borrower notifying the Lender that it does not intend to apply any Insurance Proceeds to rebuild or repair the Plant in accordance with this Agreement; receipt of any amounts from any Governmental Authority following, and resulting from the circumstances giving rise to, an Event of Default pursuant to Clause 20.12(Nationalisation); or

(ii)	receipt of any amounts from any Governmental Authority following, and resulting from the circumstances giving rise to, an Event of Default pursuant to Clause 20.12 (Nationalisation),

prepay the Facility on a pro rata basis, in an aggregate amount equal to that receipt.

(b)	Any prepayment pursuant to paragraph (a) above shall be:

(i)	paid by the next Interest Payment Date under the Facility after the date of the receipt (but, in any event, within six (6) months of receipt thereof);

(ii)	subject to paragraph (a) above, applied against the remaining Repayment Instalments under the Facility on a pro rata basis; and

(iii)	made without premium or penalty (save as set out in paragraph (c) below).

(c)	The Borrower shall pay to the Lender an amount equal to any Break Costs incurred by the Lender, as a consequence of any mandatory prepayment and cancellation pursuant to the provisions of this Clause 8.2 (Mandatory Prepayments).

8.3	Miscellaneous Provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable.

(b)	All prepayments under this Agreement shall be made together with accrued interest and any Break Costs, up to and including the date of such prepayment, on the amount prepaid and without premium or penalty.

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)	No amount of the Commitment cancelled under this Agreement may subsequently be reinstated.

(e)	No amount prepaid under this Agreement may subsequently be re-borrowed.

9.	INTEREST PERIODS

9.1	Duration

(a)	The first Interest Period in relation to each Advance shall commence on its Drawdown Date and, in the case of each Advance after the first Advance, shall end on the last day of the current Interest Period in respect of the outstanding balance of the Facility (so that each Advance made during an Interest Period shall be consolidated with the balance of the Facility at the end of that Interest Period). Each subsequent Interest Period shall commence on the last day of the preceding Interest Period.

(b)	Subject to the other paragraphs of this Clause 9.1 (Interest Periods), the Interest Periods shall be six (6) months.

(c)	If an Interest Period would otherwise overrun the Final Repayment Date, such Interest Period shall be shortened so that it shall end on the Final Repayment Date instead. If an Interest Period prior to the First Repayment Date would otherwise overrun the First Repayment Date, such Interest Period shall be shortened so that it shall end on the First Repayment Date instead.

(d)	The Lender shall notify (in writing) the Borrower of the duration of each Interest Period promptly after ascertaining its duration in accordance with this Clause 9.1 (Interest Periods).

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Other Adjustments

The Lender and the Borrower may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting of the Advances.

10.	INTEREST

10.1	Interest Rate

(a)	The rate at which the Borrower shall pay interest on each Advance or the Facility (as the case may be) for each Interest Period relating thereto shall be 6.5% per annum.

(b)	All interest accruing on amounts outstanding under the Facility shall accrue from day to day and be computed on the basis of the actual number of days elapsed, from and including the first day to but excluding the last day of the relevant period in a three hundred and sixty (360) day year.

(c)	For the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other number of days in such period, as the case may be.

(d)	Notwithstanding anything contained herein to the contrary, the Borrower will not be obliged to make any payment of interest or other amounts payable to the Lender hereunder in excess of the amount or rate that would be permitted by Applicable Law or would result in the receipt by the Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)). If the making of any payment by the Borrower would result in a payment being made that is in excess of such amount or rate, the Lender will determine the payment or payments that are to be reduced or refunded, as the case may be, so that such result does not occur.

10.2	Due Dates

Except as otherwise provided in this Agreement, interest accrued on each outstanding Advance or the outstanding Facility shall be paid to the Lender in arrear on the last day of each Interest Period applicable thereto; provided that subject to the written consent of the Lender, the initial payment of accrued interest hereunder may be delayed and be payable in arrears on an Interest Payment Date on or prior to the First Repayment Date.

10.3	Default Interest

If the Borrower fails to pay any amount payable by it under the Finance Documents when due, it shall, forthwith on demand by the Lender pay interest on the overdue amount from the due date up to the date of actual payment at a rate 2% per annum plus the interest rate per annum that would have been payable if such overdue amount had, during the period of non-payment, constituted an Advance.

11.	[intentionally omitted]

12.	PAYMENTS

12.1	Payments

At least ten (10) days before the due date for any payments due under this Agreement, the Lender shall notify the Borrower of the amounts due and payable by the Borrower to the Lender. All payments by the Borrower to the Lender under this Agreement shall be made in immediately available funds to such account or accounts as the Lender may notify to the Borrower not less than seven (7) days before such payment is required to be effected by the Borrower.

12.2	Funds

Payments under the Finance Documents shall be made for value on the due date at such times and in such funds as are specified in the relevant Finance Document and in freely transferable funds.

12.3	Currency

(a)	Amounts payable in respect of costs, expenses and Taxes and the like are payable in the currency in which they are incurred.

(b)	Any other amount payable under the Finance Documents is, except as otherwise provided in the Finance Documents, payable in Canadian Dollar.

12.4	Set-off and Counterclaim

All payments made by the Borrower under the Finance Documents shall be made without set-off or counterclaim.

12.5	Non-Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement pursuant to paragraph (a) above, interest is payable on that principal at the rate payable on the original due date.

13.	TAXES

13.1	Gross-up

All payments made by the Borrower under the Finance Documents shall be made free and clear of and without any deduction for or on account of any Taxes, except to the extent that the Borrower is required by Applicable Law to withhold or make payment(s) subject to any Taxes. If the Borrower is required by Applicable Law to make any deduction for or on account of any Taxes (other than Excluded Taxes, as defined below) from any sum paid, credited or payable by the Borrower under the Finance Documents, the Borrower shall, save as provided in Clause 26.3 (No Extra Cost), pay such additional amounts as may be necessary to ensure that the Lender (or its permitted assignee) receives a net amount equal to the full amount which it would have received had payment by the Borrower not been made subject to such Taxes, provided that the Borrower shall not be required to pay such additional amounts if they would not have arisen but for a failure by the Lender (or a permitted assignee) upon reasonable notice from the Borrower, to timely furnish the Borrower with a certificate or document that is required for exemption from, or reduction in the rate of, such Tax. For the purposes of this Agreement “Excluded Taxes” means, with respect to the Lender (or a permitted assignee) capital taxes or income, franchise, branch profits or any other similar Tax imposed on (or measured by) the net income of such Lender by any Governmental Authority or pursuant to any requirement of Applicable Law of the jurisdiction in which the Lender is organized, in which it maintains its applicable lending office, or in which it carries on business.

13.2	Stamp Duty

The Borrower shall pay and, within ten (10) Business Days of demand, indemnify the Lender against any cost, loss or liability that the Lender incurred in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.3	Tax Receipts

All Taxes required by Applicable Law to be deducted by the Borrower from any amounts paid or payable under the Finance Documents shall be remitted by the Borrower when due and the Borrower shall, within thirty (30) days of the payment being made, deliver to the Lender evidence reasonably satisfactory to the Lender (including all relevant Tax receipts) that the payment has been duly remitted to the appropriate Governmental Authority.

14.	TAX CREDITS

(a)	If, following the payment by the Borrower of any additional amounts under Clause 13.1 (Gross-up), the Lender shall determine that it has received or has been granted a credit against, reduction or remission for any Taxes payable by it or relating to an amount in respect of which the Borrower has paid an additional amount under Clause 13.1 (Gross-up), the Lender shall reimburse to the Borrower such amount as the Lender shall in its absolute discretion certify to be the proportion of such credit or remission (if any) as will leave the Lender (after such reimbursement) in no better or worse position than it would have been in had the relevant deduction or withholding not been made.

(b)	Any determination made by the Lender under paragraph (a) above shall be conclusive absent manifest error.

(c)	Any reimbursement due under paragraph (a) above shall be made within thirty (30) days of the date on which the Lender certified the amount of the credit, reduction or remission.

(d)	Nothing in paragraph (a) above shall:

(i)	require the Lender to disclose to the Borrower any details of its Tax affairs;

(ii)	interfere with the right of the Lender to arrange their Tax affairs in whatever manner it thinks fit;

(iii)	entitle the Borrower to enquire about the Lender’s Tax affairs; and/or

(iv)	require the Lender to claim relief in respect of any payment under Clause 13.1 (Gross-up) in priority to any other reliefs, claims or creditors available to it.

15.	[Intentionally omitted]

16.	ILLEGALITY AND MITIGATION

16.1	Illegality

If it becomes unlawful in any relevant jurisdiction for the Lender to give effect to any of its obligations under this Agreement or to fund or maintain the Facility, then:

(a)	the Lender may notify the Borrower; and

(b)	(i) if such unlawfulness relates to the maintenance of the Facility, the Borrower shall forthwith, or prior to such later date as may be permitted by the relevant law, prepay, without premium or penalty, the Facility (which prepayment may be a partial prepayment if such partial prepayment results in compliance with the relevant law or regulation) together with interest accrued thereon and Break Costs, if any, incurred on such affected Facility; or

(ii) if such unlawfulness relates to the availability of the Facility, the Commitment (or, at the Borrower’s option, a portion thereof if such reduction results in compliance with the relevant law or regulation) made by the Lender will forthwith be cancelled without premium or penalty but with interest accrued thereon and Break Costs.

16.2	Mitigation

If circumstances arise in respect of the Lender which would, or would upon the giving of notice, result in:

(a)	the Borrower being obliged to pay to the Lender additional amounts pursuant to Clause 13.1 (Gross-up); or

(b)	the Borrower being obliged to repay the Facility or reduce the Commitment pursuant to Clause 16.1 (Illegality);

then, without in any way limiting, reducing or otherwise qualifying the Borrower’s obligations under Clauses 13.1 (Gross-up) to 16.1 (Illegality) inclusive, the Lender shall, in consultation with the Borrower, endeavour (without being under a legal obligation so to do) to take such reasonable steps as may be open to it to mitigate or remove such circumstances, including (without limitation) the transfer of its rights and obligations under this Agreement to a third party acceptable to the Borrower, unless to do so might (in the opinion of the Lender) be prejudicial to the Lender.

17.	REPRESENTATIONS AND WARRANTIES

The Borrower makes the representations and warranties set out in this Clause 17 (Representations and Warranties) to the Lender.

17.1	Corporate Existence

The Borrower is a corporation duly incorporated and validly existing under the laws of Ontario, Canada, and has full power, authority and legal right to own its assets and to carry on its business.

17.2	Powers and Authority

The Borrower has full power, authority and legal right, and all necessary corporate action has been or will be taken in order to authorise the Borrower, to enter into and to exercise its rights and perform its obligations under the Transaction Documents and the Material Government Approvals to which it is or is intended to be a party or beneficiary.

17.3	Legal Validity

(a)	This Agreement and each other Transaction Document to which the Borrower is or is intended to be a party constitute, or when executed will constitute, legal, valid and binding obligations of the Borrower enforceable in accordance with their terms subject to the Legal Reservations.

(b)	Subject to the Legal Reservations, it is not necessary in order to ensure the validity, enforceability, priority or admissibility in evidence of any of the Transaction Documents in Canada that any of them or any other document be notarised or be filed or registered with any authority in Canada (other than those registrations which are required to be filed under the PPSA, which have been filed), any other procedure be observed, or any Tax be paid in respect thereof.

17.4	Governing law

Subject to the Legal Reservations:

(a)	the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

17.5	Non-Conflict

The entry into the Transaction Documents to which it is or is intended to be a party and/or the performance by the Borrower of any of its obligations and/or the exercise by the Borrower of any of its rights under any such Transaction Document will not:

(a)	conflict with any Applicable Law by which the Borrower or its assets are bound;

(b)	conflict with the constitutional documents of the Borrower;

(c)	conflict with any other Transaction Document or any other material agreement which is binding upon the Borrower or any asset of the Borrower;

(d)	violate any Material Government Approval applicable to the Borrower or the Project; or

(e)	result in or create any Encumbrance (other than a Permitted Security Interest) on any of the assets of the Borrower.

17.6	No Amendment

The Borrower (a) as of the date of this Agreement, has not agreed to any material amendment to any Major Project Document other than those disclosed to the Lender in writing as of the date of this Agreement and (b) as of any date that this representation is repeated, has not entered into any additional material agreements other than the Transaction Documents or those expressly permitted hereunder without the prior written consent of the Lender.

17.7	No Default

(a)	No Default has occurred and is continuing.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on the Borrower which has or would reasonably be expected to have a Material Adverse Effect.

17.8	Authorisations

(a)	All Governmental Authorisations necessary under laws or regulations applicable to the Project in connection with (i) the due execution and delivery of and performance by the Borrower and the exercise by the Borrower of its rights under the Transaction Documents to which it is a party, (ii) to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions and (iii) the grant by the Borrower of the Encumbrances created pursuant to the Security Documents and the validity, enforceability and perfection thereof and the exercise by the Lender of its rights and remedies thereunder to the fullest extent permitted by the law have been obtained or effected and are in full force and effect (or will, prior to the date such authorisations are needed, be obtained and effected).

(b)	All material Governmental Authorisations necessary under laws or regulations applicable to the Project in connection with the acquisition and the operation and maintenance of the Project as contemplated by the Transaction Documents are set forth in Schedule 2 (Material Government Approvals) and will, from and after the Closing Date, have been duly obtained, validly issued, and remain in full force and effect, other than the REA Permit which will have been duly obtained and validly issued by November 1, 2011 and will thereafter remain in full force and effect.

(c)	As of the Closing Date, the Project will conform to and comply in all material respects with all covenants, conditions, restrictions and reservations in the Material Government Approvals referred to in paragraph (a) above and which are at such time required to be in effect.

(d)	The copies of the Material Government Approvals which the Borrower has delivered to the Lender are true and complete copies of those documents.

17.9	Other Indebtedness

The Borrower has no Financial Indebtedness which is not Permitted Indebtedness and its obligations under the Finance Documents rank at least pari passu with all its unsecured obligations (save for obligations mandatorily preferred by operation of any Applicable Law).

17.10	Valid Title

The Borrower:

(a)	has good title to, or a valid leasehold or land use right or easement or right-of-way interest in accordance with any Applicable Laws, in all material property that the Borrower purports to own, lease, or hold any such interest in (including the Sites); and

(b)	has good title to all of the material assets which the Borrower purports to own,

in each case subject to no Encumbrance other than any Permitted Security Interests.

17.11	Contingent Liabilities

Except as fully reflected in (a) the Pro Forma Income and Cash Flow Statement and (b) the financial statements delivered pursuant to Clause 18.1 (Information) and (c) the obligations arising under the Transaction Documents, there is no liability or obligation with respect to the Borrower of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which has or would reasonably be expected to have a Material Adverse Effect.

17.12	Stamp Duties

All stamp duty and other similar fees or charges in connection with the Transaction Documents and the Material Government Approvals (if any) have been paid in full or will have been paid in full when the same falls due (save where the same is being contested in good faith and for which adequate provision has been made) and no other fees or charges are required to be paid for the legality, validity or enforceability of the Transaction Documents or the Material Government Approvals (if any), except as stated in the legal opinions delivered to the Lender pursuant to Clause 5 (Conditions Precedent).

17.13	[intentionally omitted]

17.14	Accounts

(a)	The Borrower’s Pro Forma Income and Cash Flow Statement and audited and unaudited financial statements most recently delivered to the Lender were prepared in accordance with Applicable Laws and Applicable Accounting Standards consistently applied and show a true and fair view of (if audited) or fairly present the financial position of the Borrower as at the end of, and the results of its operations for, the financial period to which they relate, save to the extent expressly disclosed in such financial statements or as otherwise expressly disclosed to the Lender in writing;

(b)	There has been no material adverse change in the assets, business or financial condition of the Borrower since the date of such financial statements, and

(c)	The Borrower has made all arrangements in respect of the installation and operation of the Borrower’s accounting and cost control system and management information system (consistent with Prudent Utility Practices).

17.15	Litigation

No litigation, arbitration or administrative proceeding (other than proceedings of a frivolous or vexatious manner) is currently taking place or pending or, to the best of the knowledge of the Borrower (having made due and careful enquiry), threatened against the Borrower or any of its assets (in any single case or taken together) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect (other than those otherwise disclosed to the Lender in writing prior to the date of this Agreement).

17.16	Information

All information provided by the Borrower, and to the Borrower’s knowledge, by a Shareholder or a Guarantor in respect of the Project, was true and complete in all material respects when it was provided to the Lender and all forecasts and projections contained therein were arrived at after due and careful consideration on the part of the Borrower and were, in its considered opinion, fair and reasonable when made and the Borrower is not aware of any fact which has not been disclosed in writing to the Lender which might make such information, forecasts or projections materially misleading.

17.17	Project Documents

(a)	The copies of the Project Documents which it has delivered to the Lender are true and complete copies of those documents.

(b)	The Borrower is in compliance with its obligations under the Project Documents in all material respects and is not aware of, and has not received any notice of, any breach, termination, suspension or force majeure (as defined in or contemplated by the relevant Project Documents) (or threatening of any of the foregoing) under or affecting any Project Document.

17.18	Intellectual Property

The Borrower has available to it on or prior to the date upon which it is needed for the purpose of the Project, all material intellectual property of every description, including licences, copyrights, design registrations and know-how necessary for the implementation of the Project.

17.19	Encumbrances

(a)	No Encumbrance exists over all or any part of the Project Assets owned or purported to be owned by the Borrower or the assets of the Borrower which is not a Permitted Security Interest.

(b)	Subject to the Legal Reservations, each Security Document creates the Encumbrances it purports to create over the Project Assets owned or purported to be owned by the Borrower and those Encumbrances are not subject to any prior or pari passu Encumbrances (other than any Permitted Security Interests) and the Borrower is not subject to liquidation or bankruptcy, composition or any other similar insolvency proceedings.

17.20	[intentionally omitted]

17.21	Project Insurances

All Project Insurances which are required to be maintained or effected by it pursuant to the Finance Documents as of the date this representation is made or deemed to be made are in full force and effect, all premiums due and payable have been paid and, to the best of the Borrower’s knowledge, no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer to avoid or otherwise reduce its liability under any policy that is part of the Project Insurances.

17.22	No Other Business

(a)	On and from the date of this Agreement, the Borrower has not engaged in any business or activities, either alone or in partnership or joint venture other than those in relation to the Project.

(b)	The Borrower has no Subsidiaries and holds no share capital or equivalent right of ownership which is beneficially owned, directly or indirectly, in any other person (other than in the form of Permitted Investments).

(c)	The Borrower has no investments other than Permitted Investments.

17.23	No Force Majeure

No event of force majeure as defined in or contemplated by any Project Document has occurred and is continuing for the purposes of that Project Document.

17.24	Taxes

The Borrower has, to the extent required by Applicable Law, timely filed all Tax returns that are required to have been filed by it and has paid all Taxes, fees and other charges properly imposed on it by any relevant Governmental Authority (other than Taxes, fees and other charges the payment of which are not yet due or which are being contested in good faith and for which adequate, segregated reserves have been established).

17.25	Availability of Utility Services

All utility services material to and necessary for the operation of the Project (including electricity, water, sewer, fire protection and telephone service) are available or, if not currently needed, will be available to the Project as and when needed.

17.26	Environmental

(a)	Environmental Requirements:

Except as disclosed to the Lender in writing on or prior to the date of this Agreement, the Borrower:

(i)	has obtained all authorisations required under all applicable Environmental Requirements, each such authorisation is in full force and effect, all conditions of each such authorisation have been complied with and the Borrower has not received any written notice indicating that any such authorisation is likely to be terminated, revoked, suspended or cancelled;

(ii)	has duly performed and observed all applicable requirements under Environmental Requirements; and

(iii)	has not received a notice of breach of any applicable Environmental Requirement.

(b)	With respect to the Project and the Borrower and except as disclosed to the Lender in writing on or prior to the date of this Agreement:

(i)	there is no existing non-compliance with any Environmental Requirement;

(ii)	the Borrower has not at any time generated, used, treated, recycled, stored on, transported to or from or released at, on, under or from the Project any Hazardous Substance;

(iii)	there are not now and never have been any underground storage tanks located at the Project or the Sites;

(iv)	there are no asbestos contained in or forming part of, or contaminating any part of, the Project or the Sites;

(v)	there are no polychlorinated biphenyls used, stored or located at, or contaminating any part of, the Project or the Sites; and

(vi)	there is no evidence of soil or groundwater contamination associated with any part of the Project or the Sites,

other than those which have been disclosed in writing to the Lender on or prior to the date of this Agreement.

(c)	Save for any Environmental Claim in existence as of the date of this Agreement and which has been disclosed in writing by the Borrower to the Lender prior to the date of this Agreement, in relation to the Project or the Borrower, there are no current, pending or threatened material Environmental Claims or material complaints relating to environmental matters or any other event or circumstance relating any environmental matter.

(d)	All information relating to the Project contained in any document submitted by the Borrower or any person on the Borrower’s behalf to any Governmental Authority in connection with any environmental matter was true, complete and accurate in all material respects at the time of submission and no such document omitted any information the omission of which would have made such document misleading in any material respect.

(e)	The Borrower has put in place, the requisite mechanisms and policies to record, report on and respond to complaints or issues arising from or relating to any environmental matter.

(f)	There are no facts, circumstances, conditions or occurrences regarding the Project that could reasonably be expected to:

(i)	form the basis of an Environmental Claim with respect to the development, construction, ownership or operation of the Project, against the Project or the Borrower; or

(ii)	cause the Project to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Requirement,

other than those which have been disclosed in writing to the Lender on or prior to the date of this Agreement.

17.27	Sufficiency of Project Documents

The services to be performed, the facilities and materials to be supplied, the means available for supplying all such materials and the easements, licences and other rights granted or to be granted to the Borrower, in each case, under the terms of the Project Documents and the Material Government Approvals are sufficient or will be sufficient upon their grant to enable the Project to be constructed and operated on the Sites.

17.28	Pro Forma Income and Cash Flow Satement

(a)	The Pro Forma Income and Cash Flow Statement (as may be revised in accordance with this Agreement):

(i)	has been prepared in good faith and with due care;

(ii)	fairly presents in all material respects the Borrower’s expectations as to the matters covered thereby as of their date;

(iii)	is based on, and will be based on, assumptions as to all factual and legal matters material to the estimates therein (including dispatch levels, interest rates, currency exchange rates and costs) where such assumptions were reasonable as at the date it was prepared; and

(iv)	is and will be in all material respects consistent with the provisions of the Transaction Documents and the Material Government Approvals.

(b)	Any forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

17.29	Project

(a)	The Borrower has taken all action and adopted all appropriate practices as are open to the Borrower diligently to develop, engineer, procure, construct, commission and test the Project in a good workmanship manner in order to ensure that the Project has been constructed in all material respects in accordance with:

(i)	all Applicable Laws;

(ii)	the Environmental Requirements;

(iii)	the Project Documents; and

(iv)	Prudent Utility Practices.

17.30	Transactions with Affiliates

The Borrower is not a party to any contracts or agreements with, or any other commitments to, whether or not in the ordinary course of business, any Affiliate, except for the Transaction Documents or other agreements as expressly permitted under, or contemplated by, the Finance Documents.

17.31	Continuing Representation and Warranty

The Borrower undertakes that the representations and warranties set out in Clause 17 (Representations and Warranties) will be true and accurate on the date hereof, and (except for representations that only relate to an earlier date) the Borrower shall be deemed to repeat (i) such representations and warranties on the Drawdown Date, the day on which a Drawdown Notice is received by the Lender or on which an Advance is made and (ii) the representations and warranties set out in Clauses 17.1 (Corporate Existence) to 17.5 (Non-Conflict), 17.8 (Authorisations), 17.10 (Valid Title), 17.13 (Immunity), 17.18 (Intellectual Property), 17.20 (Powers of Attorney), 17.22 (No Other Business), 17.24 (Taxes), 17.26 (Environmental) and 17.30 (Transactions with Affiliates) on each Interest Payment Date with reference to the facts and circumstances subsisting from time to time.

17.32	Acknowledgement of Reliance

The Borrower acknowledges that the Lender has entered into this Agreement in reliance upon the representations and warranties contained in this Clause 17 (Representations and Warranties).

18.	AFFIRMATIVE COVENANTS

The undertakings in this Clause 18 (Affirmative Covenants) are given by the Borrower to the Lender and shall remain in full force for so long as any sum is or may become payable under the Finance Documents or any Commitment is in force unless the Lender otherwise agrees in writing.

18.1	Information

The Borrower shall:

(a)	Audited Financial Statements: as soon as they are available, but in any event within one hundred and twenty (120) days after the end of each year, supply to the Lender:

(i)	copies of the financial statements including balance sheets and profit and loss statements of the Borrower in respect of such financial year audited and certified without any material qualifications by an internationally recognised firm of independent auditors approved by the Lender; and

(ii)	a certificate by an officer of the Borrower confirming (1) the solvency of the Borrower and (2) the financial statements referred to in paragraph (i) above give a true and fair view of the financial condition and results of operations of the Borrower at the end of, and for such fiscal year in accordance with Applicable Accounting Standards.

(b)	Unaudited Financials Statements:

(i)	as soon as they are available, but in any event within sixty (60) days after 30 June in each year, supply to the Lender copies of unaudited financial statements including balance sheets and profit and loss statements of the Borrower in respect of the semi-annual period then ending prepared on a basis consistent with its audited financial statements; and

(ii)	provide the Lender along with the financial statements delivered under paragraph (i) above, a certificate signed by an officer of the Borrower to the effect that the financial statements referred to in paragraph (i) fairly present the financial position of the Borrower as at the end of, and the results of its operations for, such semi-annual period in accordance with Applicable Accounting Standards;

(c)	Financial Update: as soon as they are available, but in any event within thirty (30) days of 31 March and 30 September of each year, supply to the Lender copies of unaudited management accounts showing the revenue, expenses and cashflows in the quarterly period ending on 31 March or 30 September, as the case may be.

(d)

Certificates and Other Statements: supply to the Lender, promptly on request, such other financial or other information regarding the financial condition, assets and operations of the Borrower (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by the Borrower under this Agreement, any changes to management of Borrower and an up- to-date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation) relating to the Borrower, as the Lender may from time to time reasonably request.

(e)	Notices: promptly upon the Borrower obtaining knowledge thereof, notify the Lender of:

(i)	the occurrence of any Default;

(ii)	any litigation, arbitration or administrative proceedings (or threatened proceedings) as referred to in Clause 17.15 (Litigation);

(iii)	any other event or circumstance which has or would reasonably be expected to have a Material Adverse Effect;

(iv)	the introduction or implementation (whether or not at that time in effect) of any law, regulation, authorisation (or change in any authorisation), instrument, undertaking or obligation by any relevant Governmental Authority which would have a Material Adverse Effect;

(v)	any decision of the Borrower or any relevant Governmental Authority materially to decrease, accelerate or expand the level of capacity from the Project or to abandon the Project;

(vi)	any notice of any material breach or force majeure (as defined in or contemplated by the relevant Major Project Document) given or received by the Borrower under any Major Project Document, and any notices or documents received by the Borrower for the purpose of revoking, terminating, withdrawing, suspending, modifying or withholding any Material Government Approval material to and necessary for the execution, delivery or performance by the Borrower of their respective obligations, or the exercise of their respective rights, under the Major Project Documents, or the operation of the Project in the manner contemplated by the Project Documents;

(vii)	any actual or proposed termination, rescission, discharge (otherwise than by performance), amendment or waiver of, or indulgence under, any material provision of any Project Document the impact of which is material to the Project;

(viii)	any failure by the O&M Contractor to perform its material obligations in accordance with the O&M Agreement, and Applicable Law;

(ix)	the introduction or implementation of any Applicable Law requiring the Borrower to obtain any new material Governmental Authorisation;

(f)	Audited Financial Statements of the Guarantor: as soon as they are available, but in any event within one hundred and eighty (180) days after the end of each year, so long as it has obligations under the Finance Documents, supply to the Lender, copies of the financial statements including balance sheets and profit and loss, statements of the Guarantor in respect of such financial year audited and certified without any material qualifications by an internationally recognised firm of independent auditors.

18.2	Inspection

(a)	The Borrower shall permit representatives of the Lender during business hours upon reasonable advance notice (and at reasonable frequency) to visit and inspect the Sites, to examine its books of record and accounts and any material documents received by it and relating to the Project, and (subject to reasonable confidentiality arrangements) to make copies and abstracts therefrom, to attend any tests conducted at the Project or the O&M Agreement.

(b)	The Borrower shall at all times after the Drawdown Date cause a complete set of the currently existing plans, specifications and manuals (and all supplements thereto) relating to the Project to be available for inspection by the representatives of the Lender and their representatives (as referred to in paragraph (a) above).

(c)	Upon reasonable request by the Lender and subject to reasonable confidentiality arrangements, the Borrower agrees to authorise its auditors to discuss the financial condition, and the books and records of the Borrower with the Lender or their representatives.

18.3	General Corporate

(a)	The Borrower shall maintain its corporate existence and conduct its business, in material compliance with all Applicable Laws applicable to it.

(b)	The Borrower shall maintain 31 December in each year as its financial year end.

(c)	The Borrower shall keep proper records and books of account in respect of its business and the Project including as to the shares pledged to the Lender under the Limited Recourse Guarantee and Pledge.

(d)	The Borrower shall establish and maintain adequate management information and cost control systems (consistent with Prudent Utility Practices), and maintain proper books and records in accordance with Applicable Accounting Standards.

(e)	The Borrower shall cause GBE at all times to own 100% of the issued shares in the Borrower and maintain control of the Borrower (and for the purposes of this provision a corporation is treated as being “controlled” by a corporation if that other corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body, in each case, whether by contract or otherwise and if that other corporation holds a majority of the voting rights in shareholder meetings of that corporation).

(f)	The Borrower shall promptly notify the Lender of any change in the ownership of the issued shares in the Borrower.

18.4	Compliance with Laws

The Borrower shall comply with all Applicable Law in all material respects. The Borrower shall use its best efforts to obtain, comply with the terms of and do all that is necessary to maintain in full force and effect (including the renewal, in good time, if necessary), all Material Government Approvals and any additional Governmental Authorisations as shall now or hereafter be required under Applicable Laws:

(a)	to enable the Borrower lawfully to enter into, and exercise its rights and perform its obligations under, the Transaction Documents (including to enable the Borrower to make payments to the Lender in accordance with the Finance Documents);

(b)	to maintain the due validity, binding nature and enforceability of the Borrower’s obligations under the Transaction Documents; and

(c)	to enable the Borrower to own, operate and maintain the Project and to sell energy,

and shall provide the Lender with a copy of all such Material Governmental Approvals and Governmental Authorisations.

18.5	Environmental Covenants

The Borrower shall:

(a)	design, construct, operate, maintain and monitor the Project and ensure that the Project is designed, constructed, operated, maintained and monitored, in compliance with all Environmental Requirements in all material respects;

(b)	implement adequate on-going information disclosure and public consultation activities in accordance with its obligations under this Agreement and all Environmental Requirements applicable to it in all material respects;

(c)	as and when required, promptly obtain and maintain each Governmental Authorisation in relation to the environmental aspects of the Project; and

(d)	ensure that it is in compliance with the terms of each Governmental Authorisation in relation to environmental aspects of the Project in conducting the Project.

18.6	The Facility

(a)	The Borrower shall ensure that its payment obligations under the Finance Documents at all times rank at least pari passu in all respects with all its unsecured and unsubordinated obligations, subject to Legal Reservations and except those preferred solely by operation of Applicable Law.

(b)	The Borrower shall use the proceeds of the Facility exclusively for the purposes specified in Clause 4 (Purpose and Funding).

18.7	Maintenance of Title and Encumbrances

(a)	The Borrower shall preserve and maintain good and valid title to the Plant and other material assets of the Borrower (save as permitted pursuant to Clause 19.3(b) (Financial and Other Transactions)), free and clear of any Encumbrances other than Permitted Security Interests.

(b)	The Borrower shall take or cause to be taken all action required to maintain the Encumbrances created pursuant to the Security Documents and, to the fullest extent permitted under Applicable Law, and subject to the Legal Reservations, the priority thereof.

18.8	Taxes; Tax Exemptions

The Borrower shall pay and discharge all Taxes, assessments and governmental charges or levies whatsoever imposed on it or on its income or profits or on any of its property and all Taxes, assessments and governmental charges or levies that it has agreed to pay pursuant to any Transaction Document or Material Government Approval and all lawful claims relating thereto prior to the date on which penalties attach thereto, and shall timely file all returns relating thereto, except to the extent that any such Tax, assessments and governmental charges or levies is being contested in good faith and by appropriate proceedings for which adequate reserves have been established therefore and so long as any payment can be lawfully withheld in relation to such contested Tax, assessments and governmental charges or levies.

18.9	Project Documents

(a)	The Borrower shall take all action as is reasonably open to it (including enforcement action) to ensure that the material obligations of all other parties under the Project Documents are observed and performed.

(b)	The Borrower shall take all action as is reasonably open to it (including enforcement action) to ensure that after the date of this Agreement:

(i)	no material rights under the Project Documents are waived or otherwise relinquished; and

(ii)	no material rights or obligations under the Project Documents are assigned, novated, amended, varied, rescinded, cancelled, supplemented, suspended or terminated, other than in accordance with the Finance Documents.

(c)	The Borrower shall ensure that:

(i)	the Project is tested, operated and maintained in accordance with Prudent Utility Practices, the Material Government Approvals and the Transaction Documents and in a manner which ensures all critical dates are attained in accordance with the requirements of the O&M Agreement; and

(ii)	the financial manager, operation manager, plant manager or persons performing equivalent duties, if any, employed by the Operators and working on the Project are, to the best of the Borrower’s knowledge, suitably qualified and technically able to perform their obligations under the O&M Agreement (and in this regard, the Borrower agrees that it will provide the Lender with a notice describing any change in such key personnel as soon as is reasonably practicable after any such change, together with the professional resume of any new key employee).

(d)	The Borrower shall enforce all its rights, privileges, powers and remedies under the Project Documents to which it is a party in a reasonable and prudent manner, including, where there is a subsisting Default, the taking of all reasonable steps and the satisfaction of all preconditions to the exercise of such rights, privileges, powers and remedies as are required by the Lender.

(e)	The Borrower shall, if it is in breach of a Project Document, keep the Lender informed of all measures taken or intended to be taken to remedy the default under the relevant Project Document, or to overcome, or compensate for, its effect.

(f)	The Borrower shall deliver to the Lender promptly, but in no event later than ten (10) days after the receipt thereof by the Borrower, copies of all Project Documents (including all amendments and renewals therefore) obtained or entered into, or proposed to be obtained or entered into, by the Borrower after the date hereof.

18.10	Performance of Obligations

The Borrower shall perform in all material respects each of its obligations under each of the Transaction Documents to which it is a party. The Borrower shall use best endeavours to maintain in full force and effect and preserve the validity and enforceability of each of the Finance Documents and each of the other Transaction Documents to which it is a party in accordance with the respective terms thereof.

18.11	Replacement of Auditors

In the event that the Borrower wishes to replace its existing auditors for any reason, the Borrower shall:

(a)	provide the Lender with written notice of its rationale therefore acceptable to the Lender; and

(b)	replace its existing auditors with another firm of accountants approved by the Lender.

18.12	Operation of the Project

The Borrower shall take all action and adopt appropriate practices as are open to the Borrower diligently to operate, maintain and repair the Project in a good and workmanlike manner (including the storage of a prudent level of spare parts and the employment of administrative and operational personnel) in order to ensure that the Project is operated and maintained in all material respects in accordance with:

(a)	all Applicable Laws;

(b)	all Material Government Approvals;

(c)	the Project Documents; and

(d)	Prudent Utility Practices.

18.13	Encumbrances

(a)	In addition to the requirements of Clause 19.3(b) (Financial and Other Transactions), the Borrower shall ensure that the Borrower’s interest in any property replacing any Equipment or other Project Assets which was secured in favour of the Secured Party under the General Security Agreement, is charged in favour of the the Secured Party under the General Security Agreement in a manner consistent with similar property of the Borrower.

(b)	The Borrower shall grant and execute the Encumbrances (by way of further assurance) reasonably required by the Lender (in form and substance satisfactory to the Lender) in respect of the interest of the Borrower in:

(i)	any Project Documents entered into by the Borrower after the date hereof is made (subject where required to the consent of the other party to the relevant contract, which consent the Borrower will use its best endeavours to obtain); and

(ii)	any Project Asset.

18.14	Project Insurance

(a)	The Borrower shall, without cost to the Secured Party, take out and maintain at all times such insurances (and reinsurances) specified in this Clause 18.14 (Project Insurance).

(b)	The insurance (and reinsurance) required by this Clause 18.14 (Project Insurance) shall (to the extent relevant) be:

(i)	calculated to cover the Project and all Project Assets to their full replacement value; and

(ii)	adjusted from time to time as necessary to maintain such full replacement value.

(c)	Without limiting the requirements of this Clause 18.14 (Project Insurance), at all times the Borrower shall:

(i)	obtain and maintain in full force those insurances that it is required to obtain by the terms of any Transaction Document to which it is a party; and

(ii)	obtain and maintain in full force those insurances that it is required to obtain by any Applicable Law; and

(iii)	obtain and maintain, and cause the Operators to obtain and maintain, such insurance as is required under the O&M Agreement; and

(iv)	otherwise obtain any additional insurances that would normally be maintained by a reasonable and prudent operator, owner or developer.

(d)	The Borrower shall procure, with respect to each insurance policy procured pursuant to this Clause 18.14 (Project Insurance), that:

(i)	the Borrower is named as the principal insured;

(ii)	the Secured Party is named as a co-insured;

(iii)	each insurance policy, and to the extent commercially practicable, each reinsurance policy is subject to an assignment of insurances;

(iv)	except as agreed by the Lender no insurance policy shall be subject to any coverage exclusion or exception;

(v)	each insurance policy contains endorsements in form and substance acceptable to the Lender); and

(vi)	the currency denomination of the insurance policies be Canadian Dollar.

(e)	The Borrower shall take such action as is reasonably available to it to ensure that payments under each insurance and reinsurance policy that is part of the Project Insurances are made in accordance with the relevant loss payee clause.

(f)	The Borrower shall, not less than thirty (30) days prior to the commencement of a new Project Insurance or any renewal Project Insurance with significant changes from expiring, deliver to the Lender, a statement detailing the terms of the new Project Insurance or the renewal of the Project Insurance, as applicable. Within fifteen (15) days of the commencement of a new Project Insurance or renewal of a Project Insurance, the Borrower shall deliver to the Lender: a Certificate of Insurance verifying the insurance has been bound and its terms and conditions. A certified copy of each policy of insurance will also be provided upon request.

(g)	The Borrower shall notify the Lender as soon as it becomes aware of:

(i)	the occurrence of any event which is reasonably expected to give rise to the making of a claim in excess of CAD 100,000 under any Project Insurance;

(ii)	any event which could reasonably be expected to materially affect any Project Insurance;

(iii)	any claim in excess of CAD100,000 which the Borrower makes under any Project Insurance;

(iv)	any determination by an insurer in relation to a claim under any Project Insurance consequent upon paragraph (i) or (iii) above; and

(v)	any proposed amendment to or variation of any Project Insurance which is material or not compliant with the requirements of this Clause 18.14 (Project Insurance).

(h)	The Borrower shall:

(i)	duly and punctually pay all premiums, commissions, Taxes, charges and other costs necessary for effecting and maintaining any Project Insurance;

(ii)	not do anything which may in any way materially prejudice its rights or those of the Secured Party under any Project Insurance; and

(iii)	promptly do all things necessary to make any claim or recover money under any of the Project Insurances to which the Borrower is entitled.

18.15	Debt Service Reserve Requirement

(a)	The Borrower shall establish and maintain, a Debt Service Reserve Account (the “Debt Service Reserve Account”).

(b)	The balance of the Debt Service Reserve Account shall be as of and from the date one month prior to each Repayment Date until such Repayment Date, no less than the aggregate of the scheduled principal and interest due and payable on the outstanding Facility for that Repayment Date.

18.16	O&M Agreement and O&M Contractor

The Borrower and the Lender shall use their best efforts to enter into an O&M Agreement by no later than December 31, 2010 (or such other date as agreed between the Borrower and SHI) whereby the Lender or one of its Affiliates shall be granted the exclusive right to provide operation and maintenance services (“O&M Services”) for the first five (5) years after the COD necessary to support the routine maintenance of the Generating Facilities, provided that the price of the O&M Services during the first twelve (12) months after the COD for the four (4) Samsung Model 25xc Units shall be CAD 332,424 and shall increase by mutual agreement of the parties based on the Pro Forma Income and Cash Flow Statement, and provided further that if the Borrower and SHI fail to enter into an O&M Agreement by such date, the Borrower may choose an O&M Contractor other than the Lender or its Affiliate but only with the prior written consent of the Lender.

19.	NEGATIVE COVENANTS

The undertakings in this Clause 19 (Negative Covenants) are given by the Borrower to the Lender and shall remain in full force for so long as any sum is or may become payable under the Finance Documents or as any Commitment is in force, unless the Lender otherwise agrees in writing.

19.1	Shares and Dividends

(a)	The Borrower shall not purchase or redeem any of its issued shares or reduce its share capital or make a distribution of assets or other capital distribution to its Shareholders or any payment to an Affiliate other than pursuant to a Project Document.

(b)	The Borrower shall not issue or agree to issue any further shares or grant options or warrants to subscribe for any further shares in the capital of the Borrower to any person, provided that the Borrower may issue shares to the Shareholder provided that any such recipients of additional shares execute a security agreement and related documents as the Lender shall reasonably require (and perfection of the security interests contemplated to be granted thereby) so as to create security in favour of the Lender over the additional shares in the Borrower in a similar manner to the security existing over the shares in the Borrower.

(c)	The Borrower shall not undertake any public offering.

(d)	Save as expressly set out herein, the Borrower shall not permit the Shareholders or the Guarantor to dispose of any of their direct or indirect equity interests in the Borrower without the written consent of the Lender.

(e)	All transfers of ownership interests in the Borrower shall be subject to:

(i)	compliance by the Borrower, each existing Shareholder and new Shareholder and each existing Guarantor and each new Guarantor, in each case as applicable, with all Applicable Laws, the articles of incorporation of the Borrower;

(ii)	execution of a security agreement and related documents as the Lender shall reasonably require (and perfection of the security interests contemplated to be granted thereby) so as to create security in favour of the Lender over the shares in the Borrower in a similar manner to the security existing over the shares in the Borrower immediately prior to the transfers permitted pursuant to this Clause 19.1 (Shares and Dividends).

19.2	Amendment of Constitutional Documents

The Borrower shall not amend its articles of incorporation if such amendment has or would reasonably be expected to have a Material Adverse Effect, except as required by Applicable Law.

19.3	Financial and Other Transactions

The Borrower shall:

(a)	Scope of Business:

(i)	not carry on any business other than the carrying out of the Project; or

(ii)	not materially change the nature or scope of its business;

(b)	Disposals: not sell, transfer, lease or otherwise assign, deal with or dispose of all or any material part of its business or assets (or agree to do any of the foregoing) whether by a single transaction or by a number of transactions whether related or not, or permit a set-off (other than by operation of law) or combination of accounts (in respect of its book debts) except:

(i)	sales of electric power and electric capacity to a purchaser as permitted under Applicable Law;

(ii)	other sales, transfers and other dispositions of assets for good consideration and in the ordinary course of business or of obsolete, superfluous, worn out, defective or replaced assets in the ordinary course of business (not including assets reasonably required for the operation or maintenance of the Plant or for the performance of the Borrower’s obligations under the Finance Documents or the other Project Documents unless such assets are substituted with replacement assets suitable and of the same quality for the use and secured in favour of the Lender in a manner similar to that of the assets replaced);

(iii)	purchases or sales for cash of Permitted Investments prior to the maturity thereof in accordance with the General Security Agreement;

(iv)	in favour of the Secured Party pursuant to the terms of the Finance Documents;

(c)	Encumbrances: not create or attempt or agree to create or permit to arise or exist any Encumbrance over all or any part of its assets or in the Project Assets which is not a Permitted Security Interest.

(d)	Debt: not incur or have outstanding any Financial Indebtedness which is not Permitted Indebtedness.

(e)	Loans, Guarantees, Contingent Liabilities: not lend money, grant any credit, issue any guarantee or incur any contingent liabilities in excess of CAD100,000 (or an equivalent of such amount in any other currency) at any one time outstanding, except as provided for or required by the Project Documents or the Finance Documents.

(f)	Acquisitions and Investments: not:

(i)	establish or acquire any Subsidiary;

(ii)	acquire all or part of the business of any other person;

(iii)	invest in any other person (other than through Permitted Investments); or

(iv)	merge into, amalgamate with or consolidate with any other person.

(g)	Capital and other Expenditure:

(i)	not make or incur any Capital Expenditure in excess of CAD 100,000 or its equivalent in any one instance, or CAD200,000 or its equivalent in the aggregate in any calendar year except if unencumbered security can be granted in favour of the Lender and if such Capital Expenditure:

(A)	is required to comply with Applicable Laws acting reasonably; or

(B)	if it is incurred in the reinstatement, replacement or restoration of any Project Assets in respect of which insurance proceeds have been received but only to the extent that such insurance proceeds are permitted to be so applied under the Finance Documents;

(ii)	not make any other expenditure or incur any other expenses in connection with the Project which would be characterised as capital expenditure or project operating expenses respectively under Applicable Accounting Standards, other than as contemplated under the Major Project Documents and the Finance Documents.

(h)	Affiliated Transactions: not enter into any transactions with its Affiliates (including Affiliates of the Guarantor) or transactions relating to the operation of the Project or otherwise contemplated in any Transaction Document, other than on arm’s length commercial terms and with the approval of the Lender (such approval not to be unreasonably withheld or delayed) and in any event subject to the restrictions of this Clause 19 (Negative Covenants).

(i)	Bank Accounts: not open or maintain with any bank, financial institution or any other person any deposit account (other than any Permitted Investment) without the prior written consent of the Lender.

(j)	Assignment: not assign or allow the creation of any Encumbrance over the Borrower’s interest in any Project Document other than a Permitted Security Interest.

(k)	Cash: not make, or permit to be made, any payments save as permitted pursuant to this Agreement or the other Finance Documents.

(l)	Leasing of assets: not enter into any agreement for the acquisition, use or enjoyment of an asset or assets:

(i)	on the basis of a finance lease or a lease of a Capital Asset unless the same is permitted under Clause 19.3(c) (Financial and Other Transactions) and Clause 19.3(h) (Financial and Other Transactions); and

(ii)	on the basis of other leases unless the aggregate replacement value of the asset or assets that are then the subject of such leases, when taken together with the Borrower’s then aggregate liability under any leases of the nature referred to in sub-paragraph (i) above, does not at any time exceed CAD 100,000 or its equivalent in the aggregate.

19.4	Settlements

The Borrower shall not consent to any settlement, resolution or compromise of any litigation, arbitration or other dispute if the amount in dispute exceeds CAD 100,000 (or its equivalent in any other currency) without the consent of the Lender.

20.	EVENTS OF DEFAULT

Each of the events set out in Clauses 20.1 (Non-Payment) to 20.18 (Audit qualification) of this Clause 20 (Events of Default) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

20.1	Non-Payment

(a)	The Borrower does not pay:

any installment of principal or interest on the due date for such payment unless:

(i)	such failure to pay is caused by administrative or technical error; and

(ii)	payment is made within two (2) Business Days of its due date; or

any other amount payable by it under the Finance Documents at the place and in the currency in which it is expressed to be payable, and such failure is not remedied within three (3) Business Days of the scheduled due date for such payment or, where the due date for such payment is not scheduled pursuant to the operation of the Finance Documents, within three (3) Business Days after notice of such failure is given by the Lender to the Borrower.

20.2	Breach of Other Obligations

(a)	The COD is not achieved by May 1, 2012 and the Borrower fails to achieve the COD by a subsequent reasonable date mutually agreed by the Borrower and the Lender.

(b)	The Borrower does not comply with Clauses 18.6 (The Facility) or 18.14(a) (Project Insurance) or 19.1 (Shares and Dividends) or 19.4 (Settlements).

(c)	The Borrower does not comply with any other provisions contained in Clause 18 (Affirmative Covenants) or Clause 19 (Negative Covenants) or any other provision in any other Finance Document other than those referred to in paragraph (a) above in this Section 19.2.

(d)	No Event of Default under paragraph (b) above will occur if the failure to comply is capable of remedy and is remedied on or prior to the date that is thirty (3) days (save where Clause 20 (Events of Default) expressly provides for a longer cure period for such event, in which case such longer cure period shall apply) of either the Lender giving notice to the Borrower in respect thereof or the Borrower becoming aware of the failure to so complay (whichever comes earlier), provided that, in determining on each day whether the Borrower has cured the event, the requirement set out in the relevant Clause shall be deemed to be required to be satisfied on that day and not on any preceding day.

(e)	Any event described in paragraph (c) above which occurs and is not capable of remedy within the time periods provided in accordance with the above provisions shall be an Event of Default immediately upon its occurrence.

20.3	Misrepresentation

A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of the Borrower or any Obligor pursuant to any Finance Document is found to have been incorrect or fraudulent in any respect when made or deemed to be made or repeated and the misrepresentation relates to events or circumstances which have, or would reasonably be expected to have a Material Adverse Effect and the events or omissions giving rise to such misrepresentation, if capable of cure, are not remedied so that the original representation, warranty or statement is true and correct to the satisfaction of the Lender within thirty (30) days of the notice of the Lender requiring remedy.

20.4	Cross-Default

(a)	Any Financial Indebtedness of the Borrower or a Shareholder in an amount exceeding CAD500,000 or its equivalent is not paid when due and is not otherwise remedied by payment within any applicable grace period, waiver, replacement of guarantee coverage (if applicable) or otherwise (unless such payment is being contested in good faith and by appropriate proceedings and for which adequate segregated reserves have been established therefor) and either the relevant creditors of the Borrower commence action to enforce their legal rights against the Borrower to receive payment of such Financial Indebtedness or such failure to pay has or would reasonably be expected to have a Material Adverse Effect.

(b)	So long as the Guarantor has obligations under the Finance Documents, any Financial Indebtedness of the Guarantor is not paid when due and is not otherwise remedied by payment within any applicable grace period, waiver, replacement of guarantee coverage (if applicable) or otherwise (unless such payment is being contested in good faith and by appropriate proceedings and for which adequate segregated reserves have been established therefor) and either the relevant creditors of the Guarantor commence action to enforce their legal rights against the Guarantor to receive payment of such Financial Indebtedness or such failure to pay has or would reasonably be expected to have a Material Adverse Effect, provided however, that no Event of Default will occur under this Clause 20.4(b) (Cross-Default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness is less than CAD500,000.

20.5	Insolvency

(a)	The Borrower or any Obligor:

(i)	institutes proceedings to be adjudicated bankrupt or insolvent;

(ii)	consents to the institution of bankruptcy or insolvency proceedings against it;

(iii)	files a petition or answer or consent seeking reorganisation or debt relief under any Applicable Law or to appoint a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) in respect of itself or any substantial part of its property;

(iv)	makes an assignment for the benefit of its creditors generally;

(v)	admits in writing its inability to pay its debts generally as they fall due; or

(vi)	suffers any event which, under any Applicable Law, would have an effect analogous to the events described in (i) to (v) above.

(b)

Any involuntary proceedings shall have been commenced against the Borrower or any Obligor seeking that such person be wound up or liquidated, adjudging such person bankrupt or insolvent or seeking reorganisation, arrangements, adjustment or composition of or in respect of such person under any Applicable Law or seeking the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) over such person or over any substantial part of its property, or the winding up or liquidation of its affairs and (i) such proceeding continues undismissed for sixty (60) days, or (ii) the Lender determines that there is no reasonable prospect of the Borrower or the relevant Obligor successfully defending such proceedings or having the proceedings dismissed.

(c)	Any proceedings or actions of a type described in either Clause 20.5(a) (Insolvency) or 20.5(b) (Insolvency) above occur in relation to the Operators during the period in which such entity has undischarged obligations under the O&M Agreement, as applicable, and such proceedings or action has or would reasonably be expected to have a Material Adverse Effect and such proceedings or action is not dismissed or substitute arrangements satisfactory to the Lender are not put in place within sixty (60) days from commencement of such proceedings or actions.

(d)	Any final order is given adjudging the Borrower, any Obligor and any of the Operators (but only during the period in which such Operator has undischarged obligations under the O&M Agreement and such order has or would reasonably be expected to have a Material Adverse Effect) bankrupt or insolvent under any Applicable Law.

20.6	Judgments

A final judgment or judgments of a court having jurisdiction over the Borrower shall be entered against the Borrower requiring the Borrower to pay an aggregate amount in excess of CAD100,000 (or the equivalent thereof in any other currency).

20.7	Cessation of Business

(a)	The Borrower or the Guarantor ceases, or threatens to cease, to carry on all or a substantial part of its business during any period when it continues to have obligations under the Transaction Documents and, save in the case of the Borrower, substitute arrangements satisfactory to the Lender are not put in place or the cessation or threat is not reversed or withdrawn, in each case, within thirty (30) days from such cessation or threat.

20.8	Major Project Documents

(a)	Any party (other than the Borrower) to a Major Project Document does not comply with any provision of that agreement and such breach is not cured, waived or otherwise remedied within the applicable cure period set for in such agreement and such event has or would reasonably be expected to have a Material Adverse Effect and substitute arrangements satisfactory to the Lender are not put in place, or the breach is not cured, waived or remedied, in each case within sixty (60) days from such breach.

(b)	Any Major Project Document ceases to be in full force and effect prior to its stated termination date (other than termination due to the default of a party thereunder) or is repudiated or becomes void or unenforceable and such event has or would reasonably be expected to have a Material Adverse Effect and substitute arrangements satisfactory to the Lender are not put in place within sixty (60) days.

20.9	Illegality

(a)	It is or becomes unlawful for any person (other than the Lender) to perform any of its obligations under the Finance Documents (excluding the obligations under the Finance Documents to comply with the Project Documents) and, save where the relevant person is the Borrower or the Guarantor, such circumstance continues for, or substitute arrangements satisfactory to the Lender are not put in place within, forty-five (45) days.

(b)	It is or becomes unlawful for any person (other than the Lender) to perform any of its obligations under the Major Project Documents and such event has or would reasonably be expected to have a Material Adverse Effect and such circumstance continues for, or substitute arrangements satisfactory to the Lender are not put in place within, sixty (60) days.

(c)	Any Finance Document or any provision of any Finance Document is required by any Applicable Law to be waived, amended, modified or abandoned and such event has or would reasonably be expected to have a Material Adverse Effect and such consequences are not reversed or withdrawn or substitute arrangements satisfactory to the Lender are not put in place within forty-five (45) days.

(d)	Any Major Project Document or any provision of any Major Project Document is required by any Applicable Law to be waived, amended, modified or abandoned and such event has or would reasonably be expected to have a Material Adverse Effect and such consequences are not reversed or withdrawn or substitute arrangements satisfactory to the Lender are not put in place within sixty (60) days.

(e)	Any authorisation required in relation to the Project is revoked or amended in any respect and such event has or would reasonably be expected to have a Material Adverse Effect and such event is not reversed or withdrawn or substitute arrangements satisfactory to the Lender are not put in place within sixty (60) days.

(f)	Any material obligation expressed to be assumed by a party under a Finance Document is not, or ceases to be, a valid and binding obligation of that party or becomes void or unenforceable and in any such case substitute arrangements satisfactory to the Lender are not put in place within forty-five (45) days of the date on which the Borrower becomes aware of such material obligation becoming void or unenforceable or ceasing to be valid and binding.

20.10	Effectiveness of Security

Subject to the Legal Reservations, the General Security Agreement, once executed and delivered, ceases to be in full force and effect or ceases to be effective to create the Encumbrance or to provide the priority of security purported to be created thereunder and an equivalent Encumbrance is not effected within sixty (60) days of such event.

20.11	Abandonment; Damage

(a)	The Borrower causes or permits an Abandonment at any time and such Abandonment is not cured within thirty (30) days.

(b)

All or a material part of the Project Assets are damaged or destroyed and the Project Insurances and/or other sources of funds available to the Borrower are not adequate to permit the restoration of the Project (including related financing costs) and the

Borrower fails, within thirty (30) days of such damage or destruction, to deliver a plan satisfactory to the Lender for the restoration of the Project in a manner which would allow the Borrower to comply with its payment obligations under the Finance Documents.

20.12	Nationalisation

Any Governmental Authority takes, or provides official notice that it intends to take, any step with a view to the seizure, expropriation, nationalisation or compulsory acquisition (whether or not for fair compensation) of the Borrower or any of its material assets or a substantial part of the Project Assets and such event has or would reasonably be expected to have a Material Adverse Effect.

20.13	Approvals

Any Material Government Approval is revoked, cancelled, modified or amended or, when required to be renewed, is not renewed or a notice of violation is issued under any Governmental Authorisation by the issuing agency or other governmental instrumentality having jurisdiction thereover, or any proceeding is commenced by any governmental instrumentality for the purpose of modifying, revoking or cancelling any Governmental Authorisation, in each case in a manner which has or would reasonably be expected to have a Material Adverse Effect and substitute arrangements satisfactory to the Lender are not put in place within sixty (60) days.

20.14	Project Insurance

The Borrower does not comply with Clause 18.14 (Project Insurance) in any material respect.

20.15	Force Majeure

An event of force majeure (as defined in or contemplated by the relevant Major Project Document) continues for longer than ninety (90) days under any Major Project Document and such event has or would reasonably be expected to have a Material Adverse Effect.

20.16	Environmental Matters

The Borrower fails to comply with any Environmental Requirement or Governmental Authorisation issued under an Environmental Requirement and such failure to comply has or would reasonably be expected to have a Material Adverse Effect.

20.17	Material Adverse Effect

Any other event or series of events occurs (other than any such event which is already an Event of Default under another provision of this Clause 20 (Events of Default)), which has a Material Adverse Effect.

20.18	Audit qualification

The Auditors of the Borrower qualify the audited annual financial statements of the Borrower and such qualification could reasonably be expected to have a Material Adverse Effect.

20.19	Remedies

On and at any time after the occurrence of an Event of Default, the Lender may issue a notice (a “Notice of Default”) of such Event of Default, as the case may be, to the Borrower and concurrently or at any time thereafter exercise any of the following remedies:

(a)	declare all amounts under the Facility then outstanding immediately due and payable whereupon they shall become immediately due and payable;

(b)	demand that all or part of the Facility together with accrued interest and all other amounts accrued under the Finance Documents be payable on demand, whereupon they shall immediately become payable on demand by the Lender;

(c)	terminate or suspend all Commitments to lend or otherwise extend credit to the Borrower;

(d)	step-in to complete or operate the Generating Facility;

(e)	exercise any and all rights of the Secured Party under the General Security Agreement; and/or

(f)	exercise any and all rights and remedies available at law or in equity.

21.	EXPENSES

21.1	Enforcement Costs

The Borrower shall forthwith on demand pay to the Lender the amount of all out-of-pocket costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

22.	[intentionally omitted]

23.	INDEMNITIES

23.1	Currency Indemnity

(a)	If the Lender receives an amount in respect of the Borrower’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgement or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under the relevant Finance Document:

(i)	the Borrower shall indemnify the Lender as an independent obligation against any cost, loss or liability arising out of or as a result of the conversion;

(ii)	if the amount received by the Lender, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Borrower shall promptly on demand pay to the Lender an amount in the contractual currency equal to the deficit; and

(iii)	the Borrower shall promptly on demand pay to the Lender any exchange costs and Taxes payable in connection with any such conversion.

(b)	To the extent permitted by Applicable Law, the Borrower waives any right it may have in a jurisdiction to pay any amount under the Finance Documents in a currency other than in which it is expressed to be payable.

23.2	Other Indemnities

(a)	The Borrower shall, within twenty (20) Business Days of demand, indemnify the Lender against any costs, expenses, losses and liabilities which the Lender incurs as a consequence of:

(i)	the occurrence of any Event of Default, subject to paragraph (b) below;

(ii)	the operation of Clause 20.19 (Remedies);

(iii)	(other than by reason of gross negligence, wilful misconduct or default by the Lender) any payment of Unpaid Sum being received from any source otherwise than on the date when such payment was due;

(iv)	(other than by reason of gross negligence, wilful misconduct or default by the Lender) the Facility not being made after the Borrower has delivered a Drawdown Notice or the Facility (or part of the Facility) not being prepaid in accordance with a notice of prepayment; or

(v)	any Environmental Claim or any actual or alleged breach of any Environmental Requirement or Governmental Authorisation issued under any Environmental Requirement to the extent that the loss or liability incurred by the Lender would not have arisen if this Agreement or any of the other Finance Documents had not been executed.

24.	EVIDENCE AND CALCULATIONS

24.1	Calculations

Save as otherwise expressly provided in this Agreement or any Finance Document, interest and fees accrue from day to day and are calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year.

25.	WAIVERS AND AMENDMENTS

25.1	Waivers and Remedies Cumulative

The rights of the Lender under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

25.2	Amendments

(a)	Subject to paragraphs (b) and (c) below, any term of the Finance Documents may be amended or waived with the agreement of the Borrower, the applicable counterparties (if any) and the Lender. Any such amendment or waiver shall be valid and binding on all the parties to such Finance Document.

(b)	An amendment or waiver not agreed or deemed agreed by the Lender and which relates to a term of a Finance Document which expressly requires the consent of the Lender is not binding on the Lender.

(c)	No amendments may be made to the Security Documents without the consent of the Lender.

26.	CHANGES TO THE PARTIES

26.1	Transfers by Borrower

The Borrower shall not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents without the written consent of the Lender.

26.2	Transfers by the Lender

The Lender may at any time assign or transfer any part of the Commitment and/or any of its rights and/or obligations under the Finance Documents to a third party.

26.3	No Extra Cost

If any assignment or transfer of all or any part of the rights or obligations of the Lender under Clause 26.2 (Transfers by the Lender) made at any time, results, as a consequence of laws or regulations in force at that time, in any additional cost or amount being required to be paid by the Borrower under the Finance Documents, then, unless the assignment or transfer was made at the request of the Borrower, the new Lender will be entitled to receive an amount only to the extent that the Existing Lender would have been so entitled had there been no assignment or transfer.

27.	DISCLOSURE OF INFORMATION

The Lender may only disclose any information relating to any Obligor and any Finance Document (except information which is publicly available or in respect of which disclosure is required by law) (the “Information”) to:

(a)	its Affiliates, head office, branches, and representative offices who have a need to be provided with the information for the purposes of the Facility or are involved in the credit process, inspection, internal controls or auditing functions to whom such Information is routinely or ordinarily made available provided that the Lender shall notify the party that the Information disclosed is confidential (unless the party is bound by Applicable Law to treat all such information as confidential); or

(b)	any banking or other regulatory or examining authorities (whether governmental or otherwise) on whose instructions banks are accustomed to comply, upon an instruction to do so; or

(c)	its professional advisors, provided that the Lender shall notify the party that the Information is confidential and such entity has entered into an agreement that it will be bound by the provisions of this Clause 27 (Disclosure of Information); or

(d)	any person with whom, in accordance with Clause 26.2 (Transfer by the Lender), it is proposing to enter, or has entered into, any kind of transfer, in relation to this Agreement, provided that such person has entered into an agreement that it will be bound by the provisions of this Clause 27 (Disclosure of Information).

28.	SET-OFF

The Lender may, if an Event of Default is subsisting, set off any matured obligation owed by the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any obligation (whether or not matured) owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Lender may set off in an amount estimated by it in good faith to be the amount of that obligation.

29.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

30.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document. Execution and delivery of any Finance Document by facsimile or other electronic method of transmission shall have the same force and effect as the delivery of an originally executed copy of such Finance Document.

31.	NOTICES

31.1	Giving of Notices

All notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt; and

(b)	if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

31.2	Addresses for Notices

(a)	The address and facsimile number of the Borrower are:

Zephyr Farms Limited

2700 Matheson Blvd. East

Suite 300, West Tower

Mississauga, Ontario I4W 4V9

Attention:

Fax:        1-888-549-9920

or such other as may be notified to the other Parties with not less than five (5) Business Days’ prior notice.

(b)	The address and facsimile number of the Lender are:

Samsung Heavy Industries Co., Ltd.

Samsung Life Insurance Seocho Tower 1321-15

Seocho-Dong, Seocho-Gu

Seoul 137-857 Korea

Attention:

Fax:            +82 2

or such other as may be notified to the other Party with not less than five (5) Business Days’ prior notice.

32.	LANGUAGE

Any notice given under or in connection with any Finance Document shall be in English. All other documents provided under or in connection with any Finance Document shall be in English.

33.	JURISDICTION

33.1	Submission

For the benefit of the Lender, the Borrower agrees that the courts of the Province of Ontario, Canada have jurisdiction to settle any disputes in connection with any Finance Document (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) and accordingly submits to the non-exclusive jurisdiction of the courts of the Province of Ontario, Canada.

33.2	Forum Convenience and Enforcement Abroad

Each Party:

(a)	waives objection to the courts of the Province of Ontario, Canada on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(b)	agrees that a judgement or order of a court of the Province of Ontario, Canada in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

33.3	Non-Exclusivity

Nothing in this Clause 33 (Jurisdiction) limits the right of the Lender to bring proceedings against the Borrower in connection with any Finance Document:

(a)	in any other court of competent jurisdiction; or

(b)	concurrently in more than one jurisdiction.

34.	GOVERNING LAW

This Agreement and any non-contractual obligation arising out of or in connection with this Agreement shall be governed by and construed in accordance with laws of the Province of Ontario and the federal laws of Canada applicable therein.

35.	ENTIRE AGREEMENT

This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings (including without limitation, the Credit Advance Agreement and any amendments thereto) in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall subject to Clause 1.5 (Supremacy) prevail.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

ZEPHYR FARMS LIMITED

Per:
Name: J COBB
Title: President

Name:
Title:

SAMSUNG HEAVY INDUSTRIES CO., LTD.

Per:
Name: Tae Wook Sohm
Title: Vice President

Name:
Title:

SCHEDULE 1

CONDITIONS PRECEDENT

1.	Constitutional Documents

(a)	Certificate by an authorised signatory of the Borrower certifying that the constitutional documents of the Borrower including its articles of incorporation and by-laws are true and complete copies of the originals and have not been varied, amended or revoked as of the date they are provided.

(ii)	Certificates of status issued by the Ontario Ministry of Government Services in respect of the Borrower and the Guarantor.

2.	Corporate Authorisations

Certificate by an authorised signatory of the Obligors, certifying that the following documents are true and complete copies of the originals and have not been varied, amended or revoked as of the date they are provided:

(a)	Certified true copies of all documentation evidencing the corporate action taken by the Obligors to authorise the execution, delivery and performance of the Finance Documents to which they are a party.

(b)	A copy of the specimen signature or seal of each person authorised to sign the Finance Documents on behalf of each Obligor and to sign and/or despatch all notices to be signed and/or despatched by each Obligor under or in connection with the Finance Documents.

3.	Finance Documents and Related Documents

Originals of each Finance Document duly executed by all parties to them.

4.	Project Documents and Related Documents

(a)	Certified true copies of each Major Project Document, not including the O&M agreement duly executed by all parties thereto.

(b)	A copy of the Pro Forma Income and Cash Flow Statement.

5.	Material Government Approvals

Certified true copies of all Material Government Approvals set out in Schedule 2 (Material Government Approvals).

6.	Project Insurance

Certified true copies of all Project Insurances.

7.	Financial Matters

(a)	The most recent unaudited financial statements of the Borrower and the Guarantor.

(b)	The letter of appointment of Rich Rotstein LLP, Chartered Accountants as auditors of the Borrower, and an acknowledgement of appointment from the auditors.

Signatory 1

8.	Legal Opinion

Legal opinion of counsel to the Borrower addressed to the Lender, in respect of the due authorisation and enforceability of the Finance Documents, in form and substance satisfactory to the Lender.

9.	Security

All registrations required to perfect or give effect to the security created under the Security Documents.

Signatory 2

SCHEDULE 2

MATERIAL GOVERNMENT APPROVALS REQUIRED TO BE OBTAINED ON OR PRIOR TO THE DRAWDOWN DATE

None

Signatory 3

SCHEDULE 3

REPAYMENT SCHEDULE

Note: This repayment schedule assumes that the full amount of the Facility has been advanced. If less than the full amount of the Facility is advance prior to the end of the Availability Period, repayment amount of each installment will be adjusted pro rata.

No.	Principal Repayment Amount (CAD)
1	94,133
2	94,133
3	100,237
4	100,237
5	106,663
6	106,663
7	113,731
8	113,731
9	803,184
10	803,184
11	173,166
12	173,166
13	184,732
14	184,732
15	196,619
16	196,619
17	209,149,
18	209,149
19	1,671,120
20	1,671,120

Total	7,305,471

Signatory 4

SCHEDULE 4

FORM OF DRAWDOWN NOTICE

To:	SAMSUNG HEAVY INDUSTRIES CO., LTD, as Lender

From:	ZEPHYR FARMS LIMITED

Date: [—]

ZEPHYR FARMS LIMITED

Credit Agreement

dated [—], 2010

(the “Credit Agreement”)

1. The Borrower wishes to draw an Advance in CAD as follows:

(a)	Drawdown Date: [—]

(b)	Amount: CAD [—]

2.	The Borrower confirms that each condition precedent specified in:

(a)	Schedule 1 to the Credit Agreement; and

(b)	Clause 5.2 (Further Conditions Precedent) of the Credit Agreement,

is satisfied on the date of this Drawdown Notice and will be satisfied on the Drawdown Date, or has otherwise been waived in accordance with the Credit Agreement on or prior to the date of this Drawdown Notice.

3.	The Borrower requests that the amounts mentioned under sub-paragraph 1(b) above be immediately disbursed on the Drawdown Date in accordance with the Credit Agreement into [[insert account details], account no. [—], at [—].

4.	Attached are [insert description of evidence as to use of proceeds according to Clause 4 of the Credit Agreement].

ZEPHYR FARMS LIMITED

By:
Authorised Signatory

Signatory 5